Exhibit 2.1

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24b-2.  THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND ARE MARKED ACCORDINGLY AS [**].  THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CARNEGIE LEARNING, INC.,
BHCL ACQUISITION CO.
APOLLO GROUP, INC.
AND
SOLELY IN ITS CAPACITY AS REPRESENTATIVE OF THE COMPANY'S
STOCKHOLDERS AND OPTIONHOLDERS,
CLI SHAREHOLDER REPRESENTATIVE, LLC

DATED AS OF AUGUST 2, 2011

i

5.11	Accounts Receivable	33
5.12	Taxes	33
5.13	Contracts and Commitments	35
5.14	Customers	36
5.15	Suppliers	37
5.16	Intellectual Property	37
5.17	Litigation; Proceedings	41
5.18	Brokerage	41
5.19	Governmental Licenses and Permits	41
5.20	Employees	42
5.21	Employee Benefit Plans	42
5.22	Insurance	43
5.23	Affiliate Transactions	44
5.24	Compliance with Laws	44
5.25	Environmental Matters	44
5.26	Product Warranty	44
5.27	FERPA	45
5.28	Title IV Compliance	45

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		45
6.1	Organization and Corporate Power	45
6.2	Authorization of Transaction	45
6.3	No Violation	45
6.4	Governmental Authorities and Consents	46
6.5	Litigation	46
6.6	Brokerage	46
6.7	Purpose	46
6.8	Financing	46

ARTICLE VII TERMINATION		46
7.1	Termination	46
7.2	Effect of Termination	47

ARTICLE VIII INDEMNIFICATION AND RELATED MATTERS		47
8.1	Survival	47
8.2	Indemnification	48
8.3	Tax Matters	54

ARTICLE IX ADDITIONAL AGREEMENTS		55
9.1	Transfer Taxes	55
9.2	Updating Schedules	55
9.3	Press Releases and Announcements	55
9.4	Further Assurances	56

ii

9.5	Specific Performance	56
9.6	Expenses	56
9.7	Exclusivity	57
9.8	Confidentiality	57
9.9	Officers' and Directors' Indemnification	58

ARTICLE X MISCELLANEOUS		59
10.1	Amendment and Waiver	59
10.2	Notices	59
10.3	Binding Agreement; Assignment	61
10.4	Severability	61
10.5	Construction	62
10.6	Captions	62
10.7	Entire Agreement	62
10.8	Counterparts	62
10.9	Governing Law	62
10.10	No Third-Party Beneficiaries	63
10.11	CONSENT TO JURISDICTION	63
10.12	WAIVER OF TRIAL BY JURY	63
10.13	Electronic Delivery	63
10.14	Appointment of Stockholder Representative	64

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of August 2, 2011, by and among Carnegie Learning, Inc., a Pennsylvania corporation (the “Company”), Apollo Group, Inc., an Arizona corporation (“Buyer”), BHCL Acquisition Co., a Delaware corporation and wholly owned Subsidiary of Buyer (“Merger Sub”), and CLI Shareholder Representative, LLC, a Delaware limited liability company, solely with respect to ARTICLE II, ARTICLE VIII, Sections 9.1, 9.4 and 9.6 and ARTICLE X in its capacity as representative for the Company's Stockholders and Optionholders (the “Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE I below
WHEREAS, Buyer desires to acquire 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein.
WHEREAS, the respective boards of directors of Buyer, Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.
WHEREAS, simultaneously with the execution of this Agreement, and as a condition of the willingness of Buyer to enter into this Agreement, Collier Investments, LLC (f/k/a Collier Investments, Ltd.) (“Collier”), who holds, and will hold immediately prior to the Effective Time of the Merger, 33.0% of the Company Common Stock on an as-converted basis, has delivered to Buyer a written consent, pursuant to which Collier has approved this Agreement and the transactions contemplated hereby, including the Merger, which consent shall also constitute approval of the transaction for purposes of Section 6.05(h) of that certain Stock Purchase Agreement between Collier and the Company dated as of October 7, 1999.
WHEREAS, simultaneously with the execution of this Agreement, and as a condition of the willingness of Buyer to enter into this Agreement, Stockholders of the Company representing not less than 92% of the outstanding shares of Company Common Stock (on an as-converted basis) have delivered to the Company and to Buyer a written consent, pursuant to which such Stockholders have irrevocably voted in favor of, approved and consented to, and otherwise waived any other consent required by them regarding the consummation of, this Agreement and the transactions contemplated hereby, including the Merger (the “Stockholder Approval”).
WHEREAS, simultaneously with the execution of this Agreement, and as a condition of the willingness of Buyer to enter into this Agreement, certain Stockholders of the Company have executed and delivered to Buyer non-competition, non-solicitation and confidentiality agreements (the “Non-Compete Agreements”).
WHEREAS, simultaneously with the execution of this Agreement, and as a condition of the willingness of Buyer to enter into this Agreement, each [**] that has received [**] has executed and delivered to the Company a [**] to the Company of all Intellectual Property rights arising under any and all agreements between such [**] and the Company (the “[**]”).

WHEREAS, simultaneously with the execution of this Agreement, and as a condition of the willingness of Buyer to enter into this Agreement, certain employees of the Company have executed and delivered to Buyer retention agreements (the “Retention Agreements”).
WHEREAS, simultaneously with the execution of this Agreement, and as a condition of the willingness of Buyer to enter into this Agreement, certain employees of the Company have executed and delivered to Buyer agreements pursuant to which such employee has agreed to terminate his or her existing employment agreement with the Company upon and subject to the Closing (the “Employment Agreement Termination Agreements”).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

1.1    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).
“Aggregate Liquidation Preference” means an amount equal to the sum of (i) the product of the Series A Liquidation Preference multiplied by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, plus (ii) the product of the Series B Liquidation Preference multiplied by the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, plus (iii) the product of the Series C Liquidation Preference multiplied by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time, plus (iv) the product of the Series D Liquidation Preference multiplied by the number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time, plus (v) the product of the Series E Liquidation Preference multiplied by the number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time.
“Closing Indebtedness” means (as finally determined under Section 2.11) the outstanding balance of Indebtedness of the Company as of immediately prior to the Effective Time (including the amount of Estimated Indebtedness paid pursuant to Section 2.13(b)(ii)(D));

provided that, for purposes of such calculation, all interest, prepayment penalties, premiums, fees and expenses (if any) which would be payable if such Indebtedness was paid in full at the Closing shall be treated as Indebtedness.
“CMU Licenses” means, collectively: (i) the License Agreement between the Company (f/k/a Carnegie Learning Partners, Inc.) and Carnegie Mellon University, dated as of June 30, 1998 and as amended on October 1, 1999, October 24, 2000, November 6, 2001 and March 31, 2005; (ii) the License Agreement between the Company and Carnegie Mellon University, dated as of November 6, 2001 and as amended on March 31, 2005; and (iii) the License Agreement between the Company and Carnegie Mellon University, dated as of June 4, 2003 and as amended on March 31, 2005.
“CMU Patent” means U.S. Patent Number [**] and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof.
“CMU Technology Purchase Agreement” means that certain Technology Assignment and License Agreement by and among Buyer, the Company and Carnegie Mellon University, dated as of the date hereof.
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and of any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Percentage” means, with respect to each Stockholder and Optionholder, the amount expressed as a percentage equal to the number of shares of Common Stock (on an as-converted and as-exercised basis) held by such Stockholder or Optionholder entitled to receive Merger Consideration pursuant to Sections 2.2(a) and 2.4 of this Agreement divided by the aggregate amount of all shares of Common Stock (on an as-converted and as-exercised basis) entitled to receive Merger Consideration pursuant to Sections 2.2(a) and 2.4 of this Agreement.
“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement by and between Buyer and the Company, dated as of August 10, 2009.
“Current Products” means products that are sold, licensed, offered for license, offered for sale, or are under any maintenance obligations by the Company as of the date hereof.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other benefit or compensation plan, program, agreement or arrangement of any kind that is maintained, sponsored or contributed to by the Company or with respect to which the Company has any obligation or liability.
“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment, as the foregoing are in effect as of the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Indebtedness” means with respect to the Company, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, other than the performance bonds entered into in connection with a customer contract, (iii) any indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (iv) any indebtedness guaranteed in any manner by the Company (including guarantees in the form of an agreement to repurchase or reimburse) other than obligations of the Company to repurchase products from customers if certain performance criteria are not met, (v) any indebtedness secured by a Lien on the Company's assets, (vi) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (vii) the Company's share of employment Taxes attributable to payments made pursuant to Section 2.4 or clause (ii) of Transaction Expenses, and (viii) any accrued interest, prepayment penalties and premiums on any of the foregoing; provided, however, that “Indebtedness” shall not include any amount of deferred revenue for products or services of the Company.
“Inherit” means incorporates by reference, dynamically links to or makes function calls, at compile time or run-time.
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures, invention disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights, copyrightable works and mask works; (iv) registrations and applications for registration for any of the foregoing; (v) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) Software; and (vii) all other proprietary rights.
“Knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry (including the reasonable inquiry of Ken Koedinger as to Intellectual Property matters) under the circumstances of Dennis Ciccone, David Hart, Steven Ritter, and Stephen Grieco.

“Letter of Intent” means that certain letter agreement, dated March 4, 2011, by and among Buyer, the Company, Carnegie Mellon University, Collier, TLV Ventures, L.P. and Draper Triangle Ventures, L.P.
“Liens” means any mortgage, pledge, security interest, encumbrance, claim, Tax, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Affiliates, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.
“Material Adverse Effect” means, with respect to the Company, any effect, development, event or change that is materially adverse to the business, assets, liabilities, results of operations, or financial condition, taken as a whole; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development or effect arising from or relating to: (i) general business, regulatory, political or economic conditions affecting the U.S. economy as a whole or the financial, banking, or capital markets in general, including the engagement of the United States in hostilities, terrorist attack upon the Unites States or any of its territories, possessions, military installations, equipment or personnel; (ii) the announcement of this Agreement and the transactions contemplated hereby; (iii) changes in GAAP; or (iv) changes in or issuance of any new laws, rules, regulations, orders, or other binding directives of a general nature and not directed at the Company specifically issued by any governmental entity after the date hereof.
“Net Series C Preferred Price” means the weighted average price per share of Series C Preferred Stock paid by a holder calculated based on (i) the discounted price of $0.65 paid per share of Series C Preferred Stock in connection with the conversion of any convertible promissory notes made by the Company to such holder and (ii) $1.00 for any other shares of Series C Preferred Stock by such holder.
“Open Source Software” means any Software that is subject to any open source license including the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software combined or distributed with it be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.
“Option Exercise Price” means the exercise price of the options as set forth in the applicable stock option agreement entered into between the Company and the Optionholder.
“Permitted Liens” means collectively, (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics', carriers', workers', repairers' and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Property which are not violated by the current use and operation of the Leased Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Property which do not materially impair the occupancy or use of the Leased Property for the purposes for which it is currently used in connection with the Company's businesses; (v) public roads and highways; (vi) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (vii) those Liens identified on Schedule 1.1B; and (viii) purchase money liens and liens securing rental payments under capital lease arrangements.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“[**]” means the [**] and does not include any [**] or any agent, employee or contractor of a [**].
“[**]” means a [**] who has entered into any agreement (including any [**] agreement or non-disclosure agreement) with the Company under the auspices of the [**] to conduct [**].
“Representative Administrative Amount” means the amount of cash held back from the Stockholders and Optionholders from the portion of the Merger Consideration to be paid to the Stockholders and Optionholders promptly following the Closing (as determined by the Representative in its discretion and subject to Section 2.10) pursuant to the authority granted pursuant to Section 10.14 hereof that will be available for use by the Representative following the Closing (i) for the payment of all costs and expenses incurred by the Representative in connection with the exercise by it of the authority granted to it herein (including reasonable attorneys' fees and expenses), including with respect to the indemnification obligations of the Stockholders and Optionholders under ARTICLE VIII of this Agreement, and/or (ii) the payment of any other obligations of the Stockholders and Optionholders, entered into by the Representative on their behalf as authorized pursuant to Section 10.14.
“Schedules” means the disclosure schedules attached to this Agreement.
“Series A Liquidation Preference” means $1.10 per share of Series A Preferred Stock.

“Series B Liquidation Preference” means $1.10 per share of Series B Preferred Stock.
“Series C Liquidation Preference” means the Net Series C Preferred Price per share of Series C Preferred Stock.

“Series D Liquidation Preference” means $0.1743 per share of Series D Preferred Stock.
“Series E Liquidation Preference” means $0.0872 per share of Series E Preferred Stock.
“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, schematics, flow‑charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing.
“Source Code” means one or more statements in human readable form, including comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages), together with any and all text, diagrams, graphs, charts, presentations, manuals and other information that describe the foregoing.
“[**]” means the representations and warranties contained in [**], the second and fourth sentences of [**], the second sentence of [**] and the representations and warranties in the Company Closing Certificate with respect to each of the foregoing.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, alternative or add-on minimum, estimated, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
“Transaction Documents” means this Agreement, the Escrow Agreement and all other agreements, documents, instruments and certificates contemplated by this Agreement.
“Transaction Expenses” shall mean, whether paid at or subsequent to the Closing, all (i) fees and expenses of the Company, and, to the extent the Company is liable thereof, the Stockholders and Optionholders (including fees and expenses of legal counsel, accountants, investment bankers (including East Wind Securities LLC), brokers, finders or other representatives and consultants retained by any of them) with respect to this Agreement, each of the other Transaction Documents and the transactions contemplated hereby and thereby and (ii) change of control or retention payments or fees or transaction-related bonuses paid or payable to any Person as a result of the transactions contemplated by this Agreement (for the avoidance of doubt, excluding (a) the acceleration of Options or vesting of restricted stock as a result of the consummation of the transactions contemplated by this Agreement, (b) any payments made pursuant to the Retention Agreements, and (c) any payments made as a result of the termination of any existing employment agreements that are terminated at the request of Buyer in connection with this Agreement).
“[**]” means the Source Code for the Company's Software platform referred to generally by the Company as the “[**]” or “[**]”.
1.2    Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
2011 Budget	4.2(m)
Agreement	Preface
Base Consideration	2.2(b)(i)
Buyer	Preface
Buyer Closing Certificate	3.2(e)(i)
Buyer Indemnified Parties	8.2(a)
Buyer's Transaction Expenses	9.6(b)
Certificates of Merger	2.1(b)
Closing	2.13(a)
Closing Consideration	2.2(b)(i)
Closing Date	2.13(a)
Closing Estimates	2.10
Closing Transactions	2.13(b)
Collier	Recitals
Company	Preface

Company Closing Certificate	3.1(n)(i)
Company Common Stock	2.2(a)(vi)
Company Intellectual Property	5.16(b)
Confidential Information	9.8(a)
Data Servers	5.16(m)
DGCL	2.1(a)
Director Indemnified Parties	9.9(c)
Dispute Resolution Auditor	2.11(a)
Dissenting Shares	2.9
DOJ	4.3(b)
Effective Time	2.1(b)
Electronic Delivery	10.13
Employment Agreement Termination Agreements	Recitals
Escrow Agent	2.5
Escrow Agreement	2.5
Escrow Amount	2.5
Estimated Indebtedness	2.10
Exclusivity Period	9.7
Final Consideration	2.2(b)(ii)
Financial Statements	5.6
FERPA	5.27
FTC	4.3(b)
Fully Indemnified Representations	8.2(c)(i)
General Cap	8.2(c)(iv)
General Deductible	8.2(c)(i)
Governmental Approvals	3.1(d)
HSR Act	3.1(d)
Indemnifying Equityholder	8.2(a)
Indemnitee	8.2(e)
Indemnitor	8.2(e)
Information Systems	5.16(i)
[**]	[**]
Latest Balance Sheet	5.6
Leased Property	5.9(b)
Letter of Transmittal	2.3
Licenses	5.19
Loss or Losses	8.2(a)
Merger	2.1(a)
Merger Consideration	2.2(b)(v)
Merger Sub	Preface
[**]	8.2(c)(iii)
Non-Compete Agreements	Recitals
Non-Consenting Stockholder Notice	4.3(c)
Notice of Disagreement	2.11(a)
Option Cancellation Agreement	2.4
Optionholder	2.4

Option Merger Consideration	2.4
Options	2.2(b)(vi)
Ordinary Course of Business	4.1(a)
Owned Company Intellectual Property	5.16(d)
Participation Agreement	5.16(p)
Payoff Letters	3.1(g)
PBCL	2.1(a)
Per Share Portion	2.2(b)(iii)
Pre-Closing Tax Period	8.3(a)
Preferred Stock	5.3
Preliminary Closing Statement	2.11(a)
[**]	5.16(p)
Released Claims	8.2(h)
Released Parties	8.2(h)
Representative	Preface
Representative Parties	10.14
Retention Agreements	Recitals
Sale Transaction	9.7
Seller Indemnified Parties	8.2(b)
Series A Preferred Stock	2.2(a)(i)
Series B Preferred Stock	2.2(a)(ii)
Series C Preferred Stock	2.2(a)(iii)
Series D Preferred Stock	2.2(a)(iv)
Series E Preferred Stock	2.2(a)(v)
[**]	8.2(c)(iv)
[**]	8.2(c)(ii)
Stock Merger Consideration	2.2(b)(iv)
Stockholder	2.3
Stockholder Approval	Recitals
Straddle Period	8.3(b)
Surviving Corporation	2.1(a)
Termination Date	7.1(d)
Third Party Approvals	3.1(c)
Update Period	9.2

ARTICLE II
THE MERGER; THE CLOSING

2.1    The Merger.

(a)Subject to the terms and conditions hereof, at the Effective Time, Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) and the Pennsylvania Business Corporation Law (the “PBCL”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)At the Closing, the Company and Merger Sub shall cause a certificate of merger to be executed, acknowledged and filed with each of the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Pennsylvania (the “Certificates of Merger”) and make all other filings or recordings required by the DGCL and the PBCL in connection with the Merger. The Merger shall become effective at such time as the Certificates of Merger are duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Pennsylvania or at such other time as Buyer and the Company shall agree and specify in the Certificates of Merger (the “Effective Time”).

(c)From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL and the PBCL.

2.2    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)Except as otherwise provided in Sections 2.2(c) and 2.9:

(i)each share of the Company's Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive in the aggregate (A) payment of an amount of cash equal to the Series A Liquidation Preference plus (B) the Per Share Portion of the Closing Consideration and the Escrow Amount to be distributed to Stockholders and Optionholders pursuant to the terms of the Escrow Agreement as though such share of Series A Preferred Stock had been converted to Company Common Stock in accordance with the Company's Second Amended and Restated Articles of Incorporation;

(ii)each share of the Company's Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive in the aggregate (A) payment of an amount of cash equal to the Series B Liquidation Preference plus (B) the Per Share Portion of the Closing Consideration and the Escrow Amount to be distributed to Stockholders and Optionholders pursuant to the terms of the Escrow Agreement as though such share of Series B Preferred Stock had been converted to Company Common Stock in accordance with the Company's Second Amended and Restated Articles of Incorporation;

(iii)each share of the Company's Series C Convertible Preferred Stock, par value

$0.001 per share (“Series C Preferred Stock”), issued and outstanding immediately prior tothe Effective Time shall be cancelled and converted into the right to receive in the aggregate (A) payment of an amount of cash equal to the Series C Liquidation Preference plus (B) the Per Share Portion of the Closing Consideration and the Escrow Amount to be distributed to Stockholders and Optionholders pursuant to the terms of the Escrow Agreement as though such share of Series C Preferred Stock had been converted to Company Common Stock in accordance with the Company's Second Amended and Restated Articles of Incorporation;

(iv)each share of the Company's Series D Convertible Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive in the aggregate (A) payment of an amount of cash equal to the Series D Liquidation Preference plus (B) the Per Share Portion of the Closing Consideration and the Escrow Amount to be distributed to Stockholders and Optionholders pursuant to the terms of the Escrow Agreement as though such share of Series D Preferred Stock had been converted to Company Common Stock in accordance with the Company's Second Amended and Restated Articles of Incorporation;

(v)each share of the Company's Series E Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive in the aggregate (A) payment of an amount of cash equal to the Series E Liquidation Preference plus (B) the Per Share Portion of the Closing Consideration and the Escrow Amount to be distributed to Stockholders and Optionholders pursuant to the terms of the Escrow Agreement as though such share of Series E Preferred Stock had been converted to Company Common Stock in accordance with the Company's Second Amended and Restated Articles of Incorporation; and

(vi)each share of Company's Common Stock, par value $0.001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive payment of an aggregate amount of cash equal to the Per Share Portion of the Closing Consideration and the Escrow Amount to be distributed to Stockholders and Optionholders pursuant to the terms of the Escrow Agreement.

Each share of Preferred Stock and Company Common Stock, when so cancelled, shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate representing any such shares of Preferred Stock or Company Common Stock shall cease to have any rights with respect thereto, except the right to receive payment for each such share pursuant to Section 2.2(a), without interest.
(b)For purposes of this Agreement:

(i)the term “Closing Consideration” means (A) $75,000,000.00 (the “Base Consideration”), minus (B) the Aggregate Liquidation Preference, minus (C) the amount of Estimated Indebtedness, minus (D) the Escrow Amount, minus (E) the amount of any

Transaction Expenses to be paid pursuant to Section 2.13(b)(ii)(E), plus (F) the aggregate exercise price of the Options (excluding Options cancelled for no consideration pursuant to Section 2.4);

(ii)the term “Final Consideration” means (A) the Base Consideration, minus (B) the Aggregate Liquidation Preference, minus (C) the amount of Closing Indebtedness, minus (D) the Escrow Amount, minus (E)  the amount of any unpaid Transaction Expenses as of the Closing (including the amount of any Transaction Expenses paid pursuant to Section 2.13(b)(ii)(E)), plus (F) the aggregate exercise price of the Options (excluding Options cancelled for no consideration pursuant to Section 2.4);

(iii)the term “Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of restricted Company Common Stock which vest by virtue of the Merger but not including any Company Common Stock held by the Company as treasury stock or held by Merger Sub), plus (B) the number of shares of Company Common Stock attributable to the deemed conversion of all of the issued and outstanding shares of the Preferred Stock, plus (C) the number of shares of Company Common Stock issuable upon exercise of all Options (not including Options which are cancelled for no consideration pursuant to Section 2.4);

(iv)the term “Stock Merger Consideration” means the aggregate consideration to which holders of Company Common Stock and Preferred Stock (not including the Aggregate Liquidation Preference) become entitled pursuant to Section 2.2(a);

(v)the term “Merger Consideration” means the sum of the Stock Merger Consideration plus the Option Merger Consideration (defined in Section 2.4); and

(vi)the term “Options” means all options to acquire shares of Company Common Stock which are exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options or at the election of the Company's board of directors)), as of immediately prior to the Effective Time.

(c)Each share of Company Common Stock held immediately prior to the Effective Time by the Company as treasury stock or by Merger Sub shall be cancelled and no payment shall be made with respect thereto.

(d)Each share of Merger Sub's Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non‑assessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

2.3    Exchange of Certificates; Lost Certificates. The Representative shall act as paying agent in effecting the exchange of Closing Consideration for certificates which, immediately prior to the Effective Time, represented shares of Company Common Stock or Preferred Stock entitled to payment pursuant to Section 2.2. Promptly after the Closing Date, the Representative shall pay each holder of certificates representing Company Common Stock or Preferred Stock (each, a “Stockholder”) who has surrendered his or its certificates, duly endorsed in blank or accompanied by duly executed stock powers and a duly executed and completed letter of transmittal substantially in the form of Exhibit A attached hereto (the “Letter of Transmittal”), representing the number of shares of Company Common Stock and/or Preferred Stock held by such holder, the amount of cash to which he, she or it is entitled under Section 2.2. Surrendered certificates shall forthwith be cancelled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to Section 2.2. Notwithstanding the foregoing, if any such certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact in favor of the Company and in a form acceptable to Buyer by the Person claiming such certificate to be lost, stolen or destroyed, the Representative shall issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock and/or Preferred Stock represented by such certificate, as contemplated by this Section 2.3. After the Closing Date, there will be no transfers on the stock transfer books of the Surviving Corporation of shares that were outstanding immediately prior to the Closing Date. If, after the Closing Date, certificates representing such shares are presented to the Surviving Corporation, they will be cancelled and exchanged as provided in this Section 2.3. No interest shall accrue or be paid on the cash payable upon the delivery of the stock certificates or Letters of Transmittal contemplated by this Section 2.3. No party hereto shall be liable to any Stockholder in respect of any amount delivered to a public official as required by and pursuant to any applicable abandoned property, escheat or similar law. Subject to this Section 2.3, if any stock certificate representing Company Common Stock or Preferred Stock shall not have been surrendered prior to the date on which payment of the Merger Consideration into which the shares it theretofore represented would otherwise escheat to or become the property of any public official, any such portion of the Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

2.4    Options. Immediately prior to the Effective Time, the Company shall cause all outstanding Options, whether or not fully vested or exercisable, to become fully vested and exercisable, and to be terminated and cancelled, at which time each holder of an Option (an “Optionholder”) who has delivered to the Company a duly executed option cancellation agreement, substantially in the form of Exhibit B attached hereto (the “Option Cancellation Agreement”), shall be entitled to receive from the Surviving Corporation an amount in cash equal to the sum of (a) the Per Share Portion of the Closing Consideration less (i) the Option Exercise Price pertaining to such share, less (ii) the amount of any applicable Taxes withheld, and less (iii) the Per Share Portion of the Representative Administrative Amount, plus (b) the Per Share Portion of the Escrow Amount to be distributed to Stockholders and Optionholders pursuant to the terms of the Escrow Agreement (less the amount of any applicable Taxes withheld), with no payment of any amount being required when the difference is not a positive number, but such negative amount shall be reduced from such Optionholder's Per Share Portion in the Escrow Amount, less the amount of any applicable Tax withheld. Buyer shall cause the Surviving Corporation (x) to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 2.4 and (y) to forward to the Representative the aggregate amount of the portion of the Representative Administrative Amount attributable to the Optionholders. For any Options for which the Option Exercise Price of such Option is greater than or equal to the Per Share Portion of the Closing Consideration and Escrow Amount to be distributed to Stockholders and Optionholders pursuant to the terms of the Escrow Agreement allocable to such Option, such Option shall be terminated for no consideration. The aggregate consideration to which Optionholders become entitled pursuant to this Section 2.4 is collectively referred to herein as the “Option Merger Consideration.” Notwithstanding anything herein to the contrary, all payments to Optionholders hereunder (including any amounts to be paid to the Representative on behalf of Optionholders) shall be made by the Surviving Corporation through its payroll system in accordance with the Surviving Corporation's regular payroll practices then in effect. All payments to Optionholders hereunder shall be treated as compensation by the Company and shall be net of any applicable federal, state and local withholding Taxes.

2.5    Escrow. As of the Closing, Buyer shall deposit in escrow cash in the amount of $[**] (the “Escrow Amount”), to be held to fund in part the indemnification obligations of the Stockholders and Optionholders under ARTICLE VIII of this Agreement; provided that, in the event of any adjustment owed by the Stockholders and Optionholders pursuant to Section 2.11, Buyer shall be entitled to recover such amounts out of the Escrow Amount or from the Stockholders and Optionholders directly. Buyer and the Representative (on behalf of the Stockholders and Optionholders) shall enter into an escrow agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”) with Wells Fargo Bank, National Association (the “Escrow Agent”) to govern the terms and conditions of the release of the Escrow Amount. As more fully set forth in the Escrow Agreement, [**] of the Escrow Amount, less (i) the amount of any claims made by Buyer in good faith against the Escrow Amount which are pending as of such date, and (ii) any amounts paid to Buyer from the Escrow Amount prior to such date, shall be released to the Representative (on behalf of the Stockholders and Optionholders) on the date which is [**] following the Closing Date and the remaining Escrow Amount, including any interest earned thereon from the Closing Date, less (x) the amount of any claims made by Buyer in good faith against the Escrow Amount that are pending as of such date, and (y) and amounts paid to Buyer from the Escrow Amount prior to such date, shall be released to the Representative (on behalf of the Stockholders and Optionholders) on the date which is [**] following the Closing Date.

2.6    Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change the corporate name set forth therein to “Carnegie Learning, Inc.” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

2.7    Bylaws. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and the provisions of the certificate of incorporation of the Surviving Corporation and in accordance with applicable law.

2.8    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, the directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

2.9    Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock or Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Section 1574 of the PBCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Stock Merger Consideration. Such Stockholders instead shall be entitled to receive payment from the Company of the “fair value” of such shares of Company Common Stock and/or Preferred Stock held by them in accordance with the provisions of Subchapter D of Chapter 15 of the PBCL, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares of Company Common Stock and/or Preferred Stock under Section 1576(a) of the PBCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, a portion of the Stock Merger Consideration determined in accordance with the provisions of the PBCL and this Agreement. The Company shall give Buyer prompt written notice of any demand for appraisal received pursuant to the PBCL.

2.10    Estimated Indebtedness and Transaction Expenses. Not less than three business days prior to the anticipated Closing Date, the Company shall deliver to Buyer a written statement setting forth (a) its good faith calculation of its estimate (the “Closing Estimates”) of (i) the amount of Indebtedness of the Company which will be outstanding immediately prior to the Effective Time (“Estimated Indebtedness”) and (ii) Transaction Expenses, and (b) the Representative Administrative Amount, which Closing Estimates and Representative Administrative Amount shall be reasonably acceptable to Buyer.

2.11    Post-Closing Adjustment.

(a)Within forty-five (45) days after the Closing Date, Buyer shall deliver to the Representative a statement setting forth its calculation of the Final Consideration, including the Closing Indebtedness and Transaction Expenses (the “Preliminary Closing Statement”). During the period following the Representative's receipt of the Preliminary Closing Statement and until the Final Consideration is finally determined pursuant to this Section 2.11, the Representative and its accountants shall be permitted to review Buyer's books and records and working papers related to Buyer's preparation of the Preliminary Closing Statement. The Preliminary Closing Statement shall become final and binding upon Buyer, the Stockholders and the Optionholders thirty (30) days after the Representative's receipt thereof, unless the Representative gives written notice of its disagreement (the “Notice of Disagreement”) to Buyer prior to such date, specifying in reasonable detail the nature of any disagreement so asserted and shall only include disagreements based upon mathematical errors or based upon the Preliminary Closing Statement not being prepared in accordance with this Section 2.11 and the related definitions contained herein. If a timely Notice of Disagreement is received by Buyer, then all amounts that are not in dispute shall be paid by the party owing such amount by wire transfer of immediately available funds no later than five business days after the time period in which the Representative delivers such Notice of Disagreement pursuant to Section 2.12 hereof. The determination of Closing Indebtedness, Transaction Expenses and Final Consideration (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the Stockholders and the Optionholders on the earliest of (x) the date Buyer and the Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Dispute Resolution Auditor specified below. The Representative and Buyer shall negotiate in good faith to resolve any objections specified in the Notice of Disagreement, but if they do not reach a final resolution within thirty (30) days after the delivery of the Notice of Disagreement, the Representative and Buyer shall submit such dispute to Grant Thornton LLP (the “Dispute Resolution Auditor”). The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Notice of Disagreement as being items which the Representative and Buyer are unable to resolve. The Representative and Buyer shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor's determination shall be based solely on the presentations by Buyer and the Representative which are in accordance with the terms and procedures set forth in this Agreement, the provisions of this Section 2.11 and the related definitions contained herein (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non‑appealable on Buyer, the Stockholders and the Optionholders for purposes of this Section 2.11. The fees and expenses of the Dispute Resolution Auditor shall be allocated between Buyer, on the one hand, and the Stockholders and the Optionholders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (with each Stockholder and Optionholder responsible for its portion of such costs and expenses (determined on a pro rata basis according to each Person's Common Percentage)).

(b)If the Final Consideration as finally determined pursuant to Section 2.11(a) above is greater than the Closing Consideration, Buyer shall pay to the Representative (on behalf of the Stockholders and the Optionholders to the extent of each Person's Common Percentage) such excess. If the Final Consideration as finally determined pursuant to Section 2.11(a) above is less than the Closing Consideration, each Stockholder and Optionholder (to the extent of each Person's Common Percentage), shall pay to Buyer such shortfall; provided, that, at Buyer's sole option, the Representative (on behalf of the Stockholders and the Optionholders) shall provide instructions to the Escrow Agent to deliver to Buyer from the Escrow Amount such shortfall. Payments to be made pursuant to this Section 2.11 shall be made in accordance with Section 2.12.

2.12    Post-Closing Adjustment Payment. Buyer shall promptly (but in any event within five business days after the final determination of the Final Consideration pursuant to Section 2.11) deliver to the Representative (on behalf of the Stockholders and the Optionholders to the extent of each Person's Common Percentage) any amounts determined pursuant to Section 2.11 to be due from Buyer by wire transfer of immediately available funds to an account designated by the Representative. The Representative shall promptly deliver such amounts to the Stockholders and the Optionholders according to each Stockholder's and Optionholder's Common Percentage. In the event any amounts are due from the Stockholders and Optionholders pursuant to Section 2.11, within two business days after the final determination of the Final Consideration pursuant to Section 2.11, Buyer shall deliver to the Representative a written notice indicating Buyer's election either (i) to receive the amounts due to Buyer from the Stockholders and Optionholders directly or (ii) to have the Escrow Agent deliver to Buyer such amounts from the Escrow Amount. If Buyer elects to receive the amounts due to Buyer from the Stockholders and Optionholders directly, each Stockholder and Optionholder (to the extent of each Person's Common Percentage), shall promptly (but in any event within five business days after the final determination of the Final Consideration pursuant to Section 2.11) deliver to Buyer any amounts determined pursuant to Section 2.11 to be due from the Stockholders and the Optionholders by wire transfer of immediately available funds to an account designated by Buyer. If Buyer elects to receive the amounts due to Buyer from the Escrow Amount, the Representative (on behalf of the Stockholders and the Optionholders to the extent of each Person's Common Percentage) and Buyer shall promptly (but in any event within five business days after the final determination of the Final Consideration pursuant to Section 2.11) execute and deliver to the Escrow Agent a joint written instruction, instructing the Escrow Agent to disburse from the Escrow Amount any amounts determined pursuant to Section 2.11 to be due from the Stockholders and the Optionholders by wire transfer of immediately available funds to an account designated by Buyer.

2.13    Closing Transactions.

(a)The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Street, Chicago, Illinois, commencing at 10:00 a.m. local time on September 1, 2011, subject to the satisfaction or waiver of the conditions to Closing set forth in ARTICLE III (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions by the party entitled to the benefit thereof), or, if such conditions are not satisfied or waived by such date, on the third business day following the satisfaction or waiver of the conditions to Closing set forth in ARTICLE III (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions by the party entitled to the benefit thereof) or at such other time and place as is mutually agreeable to the Company and Buyer; provided that any party may participate remotely in the Closing by electronic delivery of documents and/or funds. The date and time of the Closing are referred to herein as the “Closing Date.”

(b)The Closing Transactions; Closing Payments. Subject to the terms and conditions set forth in this Agreement, Buyer, Merger Sub and the Company shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(i)the Company and Merger Sub shall cause the Certificates of Merger to be executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Pennsylvania;

(ii)the Buyer shall make the following payments at Closing:

(A)in accordance with Section 2.3, Buyer shall deliver to the

Representative (on behalf of each Stockholder) the aggregate amount to be paid to all Stockholders at the Closing pursuant to Section 2.2(a), by wire transfer of immediately available funds to the account designated by the Representative in writing;

(B)in accordance with Section 2.4, Buyer shall deliver to the Company (on behalf of each Optionholder) the aggregate amount to be paid to all Optionholders at the Closing pursuant to Section 2.4), by wire transfer of immediately available funds to the account designated by the Company in writing, for payment by the Company promptly following the Closing Date to each Optionholder that has delivered to the Company a duly executed Option Cancellation Agreement;

(C)Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement by and among Buyer, the Representative and the Escrow Agent;

(D)Buyer shall repay, or cause to be repaid, on behalf of the Company, the amount of Estimated Indebtedness set forth on Schedule 2.13(b)(ii)(D), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; and

(E)simultaneously with the Closing, Buyer shall pay, or cause to be paid, on behalf of the Stockholders, Optionholders and the Company (as applicable), the Transaction Expenses set forth in the Closing Estimates by wire transfer of immediately available funds as directed by the Representative; and

(iii)Buyer, the Company and the Representative (on behalf of the Stockholders and the Optionholders) shall make such other deliveries as are required by ARTICLE III hereof.

2.14    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer, Merger Sub and/or the Company (or the Representative on their behalf) shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld, or caused to be withheld, by Buyer, Merger Sub, the Company and/or the Representative, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer, Merger Sub or the Company, as applicable.

ARTICLE III
CONDITIONS TO CLOSING

3.1    Conditions to Buyer's and Merger Sub's Obligations. The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing:

(a)The representations and warranties set forth in ARTICLE V hereof which are not qualified as to materiality shall be true and correct in all material respects and the representations and warranties which are qualified as to materiality shall be true and correct in all respects, in each case as of the date hereof and at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b)The Company shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c)Those consents by third parties identified on Schedule 3.1(c) that are required for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or a default under or a termination or modification of or any right of acceleration of any obligations under any contract or agreement (including the Leased Property) (“Third Party Approvals”) shall have been obtained, in form and substance reasonably satisfactory to Buyer and originals or copies of executed counterparts thereof shall have been made available for inspection by Buyer prior to the Closing;

(d)All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby (“Governmental Approvals”) shall have been duly made and obtained, and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated;

(e)No suit, action or other proceeding, or injunction or final judgment, order or decree relating thereto, shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated hereby, or that has had, or would reasonably be expected to have, a Material Adverse Effect, or that would adversely affect the right of Buyer to own, operate or control the Company; no investigation that would result in any such suit, action or proceeding shall be pending nor threatened and no such judgment, order or decree has been entered and not subsequently dismissed with prejudice;

(f)From the date of this Agreement, there shall have been no event, transaction, condition or change, either individually or in the aggregate, which has had or would reasonably be expected to have a Material Adverse Effect;

(g)The Company shall have delivered to Buyer payoff letters with respect to all Indebtedness covered by clauses (i) and (ii) of the definition of Indebtedness herein which is outstanding as of the Closing, and documentation evidencing the release of any and all Liens securing such Indebtedness shall have been delivered, all on terms reasonably satisfactory to Buyer (the “Payoff Letters”);

(h)The CMU Licenses shall have been terminated and the transactions contemplated by the CMU Technology Purchase Agreement among Buyer, the Company and Carnegie Mellon University shall have been consummated;

(i)Each of the Retention Agreements shall not have been amended, altered or repealed and shall be effective as of the Closing in accordance with the terms of such agreement existing as of the date hereof;

(j)The Representative and the Escrow Agent shall have executed and delivered to Buyer a counterpart of the Escrow Agreement;

(k)The Company shall have delivered to Buyer written evidence, in form and substance reasonably satisfactory to Buyer, that the agreements set forth on Schedule 3.1(k) have been terminated prior to the Closing;

(l)Each of the Non-Compete Agreements shall not have been amended, altered or repealed and shall be effective as of the Closing in accordance with the terms of such agreement existing as of the date hereof;

(m)Each of the Employment Agreement Termination Agreements shall not have been amended, altered or repealed and shall be effective as of the Closing in accordance with the terms of such agreement existing as of the date hereof;

(n)On or prior to the Closing Date, the Company shall have delivered to Buyer all of the following:

(i)a certificate from a duly authorized officer of the Company, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, stating that the preconditions specified in Sections 3.1(a), (b), (e) and (f) have been satisfied (the “Company Closing Certificate”);

(ii)copies of the Third Party Approvals, Governmental Approvals and Payoff Letters;

(iii)evidence of termination of the CMU Licenses;

(iv)certified copies of (A) the articles of incorporation and by-laws of the Company, (B) the resolutions of the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and (C) the Stockholder Approval;

(v)certificates of the Secretary of State of the Commonwealth of Pennsylvania and each state where it is qualified to do business (including the states listed on Schedule 5.1) stating that the Company is in good standing, dated not more than ten days prior to Closing;

(vi)a certificate in compliance with Treas. Reg. §§1.897-2(h) and 1.1445-2(c)(3) that the Company is not a “United States real property holding corporation” as defined under Section 897 of the Code;

(vii)copies of resignations from each director of the Company effective as of the Effective Time; and

(viii)such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

Any condition specified in this Section 3.1 may be waived by Buyer; provided that no such waiver shall be effective unless it is set forth in a writing executed by Buyer.
3.2    Conditions to Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing:

(a)The representations and warranties set forth in ARTICLE VI hereof which are not qualified as to materiality shall be true and correct in all material respects and the representations and warranties which are qualified as to materiality shall be true and correct in all respects, in each case as of the date hereof and at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b)Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c)All Governmental Approvals shall have been duly made and obtained, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated;

(d)Buyer shall have delivered the payments required by Section 2.13(b)(ii);

(e)On or prior to the Closing Date, Buyer shall have delivered to the Company all of the following:

(i)a certificate from a duly authorized officer of Buyer, in form and substance reasonably satisfactory to the Company, dated the Closing Date, stating that the preconditions specified in Sections 3.2(a) and 3.2(b) have been satisfied (the “Buyer Closing Certificate”);

(ii)certified copies of (A) the certificate of incorporation and by-laws of Buyer and Merger Sub and (B) the resolutions of the respective boards of directors of Buyer and Merger Sub authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii)certificates of good standing from the Secretary of State of the State of Delaware with respect to Merger Sub, and from the Secretary of State of the State of Arizona with respect to Buyer, each dated not more than ten days prior to Closing; and

(iv)such other documents or instruments as the Company may reasonably request to effect the transactions contemplated hereby;

(f)Buyer and the Escrow Agent shall have executed and delivered to the Company a counterpart of the Escrow Agreement; and

(g)No suit, action or other proceeding, or injunction or final judgment, order or decree relating thereto, shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated hereby, or that has had, or would reasonably be expected to have, a Material Adverse Effect, or that would adversely affect the right of Buyer to own, operate or control the Company; no investigation that would result in any such suit, action or proceeding shall be pending nor threatened and no such judgment, order or decree has been entered and not subsequently dismissed with prejudice.

Any condition specified in this Section 3.2 may be waived by the Company; provided that no such waiver shall be effective against the Company unless it is set forth in a writing executed by the Company.
ARTICLE IV
COVENANTS PRIOR TO CLOSING

4.1    Affirmative Covenants of the Company. Prior to the Closing, the Company shall:

(a)conduct its business and its operations only in the ordinary course of business consistent with past custom and practice (“Ordinary Course of Business”), including with respect to maintenance of working capital balances, collection of accounts receivable, payment of employee compensation, payment of accounts payable and cash management practices generally;

(b)use its reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(c)keep in full force and effect its corporate existence and all rights and franchises relating or pertaining to its business and use commercially reasonable efforts to maintain in full force and effect the existence of, and protect, all Company Intellectual Property;

(d)use its reasonable efforts to keep its organization and properties intact in all material respects, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers and customers, and encourage employees to continue their employment with the Company, as applicable, after the Closing;

(e)maintain the books, accounts and records of the Company in accordance with past custom and practice as used in the preparation of the Financial Statements;

(f)promptly (once the Company obtains Knowledge thereof) inform Buyer in writing of any breach of the representations and warranties contained in ARTICLE V hereof or any breach of any covenant hereunder by the Company;

(g)comply with applicable legal requirements and material contractual obligations applicable to the operations and business of the Company in all material respects and pay all applicable Taxes when due and payable other than Taxes already being contested in good faith on the date of this Agreement, which contests are set forth on Schedule 4.2(s);

(h)cooperate with Buyer and use reasonable best efforts to cause the conditions to Buyer's obligation to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations);

(i)provide, and cause its Affiliates, officers, directors, employees, attorneys, accountants and other agents to provide, Buyer and its attorneys, accountants and other agents reasonable access during normal business hours to the Company's directors, officers, personnel, customers, suppliers, consultants, attorneys, accountants and facilities and to business, operational, financial, legal, regulatory, tax, compensation and other data and information concerning the Company and its business; provided that Buyer shall not contact customers or suppliers of the Company without the prior consent of the Company, which consent shall not be unreasonably withheld or delayed. Effective upon the Closing, the Confidentiality Agreement shall terminate without any further action on the part of the parties hereto; and

(j)use commercially reasonable efforts to have each [**] that did not execute [**] execute a [**] the Company [**] arising under any and all agreements between such [**] and the Company, in form and substance reasonably acceptable to the Company and Buyer.

4.2    Negative Covenants of the Company. Prior to the Closing, the Company shall not, without the prior written consent of Buyer or as otherwise expressly contemplated by this Agreement or as set forth in Schedule 4.2:

(a)issue, sell or deliver any shares of its capital stock (other than with respect to the exercise of options outstanding as of the date hereof) or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock;

(b)effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

(c)amend its articles of incorporation or bylaws;

(d)make any redemption or purchase of any shares of its capital stock (other than with respect to the repurchase of shares of Company Common Stock from former employees of the Company pursuant to existing agreements) or declare or pay any dividends or distributions with respect thereto;

(e)enter into, amend or modify any employment or severance agreement or other agreement or arrangement with any of its employees, or grant any increase in salary or bonus or otherwise increase the compensation payable to any director, officer, employee, consultant, advisor or agent employed in connection with or rendering services to the Company, except wage or salary increases required by existing contracts or made in the Ordinary Course of Business;

(f)enter into, establish, amend, terminate or (except as required by the express terms thereof) make any contribution to any employment or labor agreement or any benefit compensation plan, program, agreement or arrangement which covers employees of the Company, other than as required by applicable law;

(g)sell, assign, transfer, lease, license or otherwise dispose of any interest in any of its assets (other than sales of inventory or services in the Ordinary Course of Business), or permit, allow or suffer any of its assets to be subjected to any Lien, other than any Lien which exists as of the date of this Agreement or arises under any contract to which the Company is a party as of the date of this Agreement (all of which shall be released, satisfied or otherwise discharged as of the Closing Date, other than Permitted Liens);

(h)abandon or fail to take commercially reasonable actions to maintain or protect, or take (or fail to take) any other action that impairs or is reasonably likely to impair the value of, any of the Company Intellectual Property;

(i)engage in any promotional sales or discount or other activity with customers that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods other than in the Ordinary Course of Business;

(j)make any capital investment in, or any loan to, any other Person;

(k)terminate or modify any government license, permit or other authorization;

(l)enter into any new, or amend or terminate any existing, contract, agreement or commitment involving more than $[**] or that is otherwise material to the Company's business or outside the Ordinary Course of Business, provided that the Company shall not be restricted from entering into any contract, agreement or commitment for the sale of Company products to customers in the Ordinary Course of Business (subject to Section 4.2(m) below);

(m)enter into any new contract, agreement or commitment containing an obligation of the Company to repurchase or reimburse a customer for any products or services;

(n)make any capital expenditure greater than $[**] individually or the aggregate or that is otherwise material to the Company's business, in either case, that is not contemplated in the Company's annual budget for the 2011 fiscal year as originally approved by the Company's board of directors (the “2011 Budget”), or fail to make any material capital expenditure contemplated in the 2011 Budget;

(o)amend, modify, extend, renew or terminate any real property lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(p)institute any material change in the conduct of its business other than the restriction on entering into new contracts as expressly contemplated by Section 4.2(m) of this Agreement;

(q)take or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(r)enter into any transaction with or distribute any assets or property to any of the Company's officers, directors, partners, stockholders or Affiliates;

(s)make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, take any other similar action relating to the filing of any Tax return or the payment of any Tax, or fail to pay any Taxes as they become due and payable (other than Taxes already being contested in good faith on the date of this Agreement, which contests are set forth on Schedule 4.2(s));

(t)(i) from the date hereof through August 15, 2011, use the Company's cash to repay or otherwise discharge any Indebtedness existing as of the date hereof, and (ii) after August 15, 2011, use the Company's cash to repay or otherwise discharge any Indebtedness existing as of the date hereof to the extent that doing so would cause (A) the amount of the Company's cash balance, after giving effect to such repayment, to be less than $[**] (including $[**] of restricted cash with respect to the Next Generation Learning Challenges Grant Agreement, dated March 31, 2011, by and between the Company and EDUCAUSE) or (B) the aggregate amount of Closing Indebtedness and Transaction Expenses to be less than or equal to $[**]; or

(u)authorize or enter into an agreement to take any actions prohibited by this Section 4.2.

4.3    Consents and Governmental Authorizations; HSR Filings; Notice to Non-Consenting Stockholders.

(a)Promptly after the date hereof, the Company shall (i) give, at its sole cost and expense, all notices required to be given to third parties in connection with the transactions contemplated hereby, and (ii) use reasonable best efforts to obtain prior to the Closing all consents and governmental authorizations identified or required to be identified on Schedule 5.5.

(b)If applicable, Buyer and the Company shall each as promptly as practicable file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the Notification and Report Form if required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of Buyer and the Company shall be responsible for paying one-half of the applicable filing fee pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Any such Notification and Report Form and supplemental information will be in compliance with the requirements of the HSR Act. The Company and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may required in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. The Company and Buyer will use all commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and any other clearance required under the HSR Act for the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Section 4.3 shall require Buyer, the Surviving Corporation or any of their Affiliates to, or agree to, divest, sell, dispose of, hold separate or otherwise take actions that limit its freedom of action with respect to its businesses or assets or the Company's businesses or assets.

(c)Within one business day after the execution of this Agreement, the Company shall provide each Stockholder that has not executed the Stockholder Approval written notice of the Stockholder Approval and the actions taken thereby (the “Non-Consenting Stockholder Notice”), which shall indicate that the Stockholder Approval shall be effective ten days after the date of the Non-Consenting Stockholder Notice and comply with all applicable provisions of the PBCL.

4.4    Buyer Efforts to Close. Buyer shall, and shall cause Merger Sub to, cooperate with the Company and use reasonable best efforts to cause the conditions to Buyer's and Merger Subs' obligations to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Buyer and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Buyer and Merger Sub that:

5.1    Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is qualified to do business as a foreign corporation in every jurisdiction in which the character of the Company's properties or the nature of the Company's activities require it to be so qualified, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect. All such jurisdictions in which the Company is qualified are set forth on Schedule 5.1. The Company has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted. The copies of the Company's articles of incorporation and by-laws which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books containing the records of meetings of the stockholders and board of directors, the stock certificate books and the stock record books of the Company which have been furnished to Buyer are correct and complete in all material respects (excluding minutes of board of directors meetings regarding the consideration of the transactions contemplated by this Agreement). Except as set forth on Schedule 5.1, the Company is not in default under or in violation of any provision of its articles of incorporation or by-laws.

5.2    Authorization of Transactions. The Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved this Agreement and all other Transaction Documents to which the Company is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. The Stockholder Approval has been duly obtained and is the only vote, approval or other corporate action of the holders of the Company's securities necessary to approve this Agreement, the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.3    Capitalization. As of the date of this Agreement, the authorized, issued and outstanding capital stock of the Company consists of 113,500,000 shares of Company Common Stock and 91,919,597 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 3,192,324 shares of Preferred Stock have been designated Series A Preferred Stock, 2,727,273 shares of Preferred Stock have been designated Series B Preferred Stock, 11,000,000 shares of Preferred Stock have been designated Series C Preferred Stock, 2,000,000 shares of Preferred Stock have been designated Series D Preferred Stock, and 35,000,000 shares of the

Preferred Stock have been designated Series E Preferred Stock. As of the date of this Agreement,
13,164,906 shares of Company Common Stock (including 3,449,486 shares of restricted Company Common Stock), 3,192,324 shares of Series A Preferred Stock, 2,727,272 shares of Series B Preferred Stock, 10,842,763 shares of Series C Preferred Stock, 1,882,756 shares of Series D Preferred Stock and 34,403,670 shares of Series E Preferred Stock are issued and outstanding and are owned of record and beneficially by the Stockholders in the amounts set forth opposite such Stockholder's name on Schedule 5.3, and 10,421,500 shares of Company Common Stock are reserved for issuance upon exercise of the Options. Schedule 5.3 sets forth a complete and correct list of all outstanding Options, and with respect to each such Option, identifies (i) the name of the Optionholder that holds such Option, (ii) the date of grant of such Option and (iii) the portion of such Option that has vested. As of the Effective Time, after giving effect to the deemed conversion of all of the issued and outstanding shares of Preferred Stock, 101,986,045 shares of Company Common Stock (including 3,449,486 shares of restricted Company Common Stock) will be deemed issued and outstanding and owned of record and beneficially by the Stockholders in the amounts set forth opposite such Stockholder's name on Schedule 5.3. All of the issued and outstanding shares of Preferred Stock and Company Common Stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal, and are owned of record and beneficially by the Stockholders in the amounts set forth on Schedule 5.3, free and clear of all Liens. Except as set forth on Schedule 5.3, the Company does not have any other capital stock, equity securities or securities containing any equity features authorized or outstanding. Other than the Options, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or other equity securities of the Company of any kind (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth on Schedule 5.3, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. Except as set forth in the Company's articles of incorporation, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock. The Company has never declared or paid any dividends or distributions with respect to the Company Common Stock.

5.4    Subsidiaries; Investments. The Company does not own, hold or control any shares of stock or any other security or interest (including any partnership, joint venture, debt or equity interest) in any other Person or any rights to acquire any such stock or other security or interest, or have any obligation to make an investment (whether by loan, capital contribution or purchase of securities) in any Person.

5.5    Absence of Conflicts. Except as set forth in Schedule 5.5, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company does not and shall not conflict with or result in any breach of, constitute a default under, result in a violation of, give any third party the right to modify, terminate or accelerate any obligation under, result in the creation of any Lien upon any capital stock or any assets of the Company under, or require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency under, the provisions of the articles of incorporation or by-laws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject, except such filings and notices as may be required under the HSR Act.

5.6    Financial Statements. The Company has furnished Buyer with copies of (i) the Company's unaudited balance sheet as of May 31, 2011 (the “Latest Balance Sheet”) and the related statement of income for the five-month period then ended and (ii) the Company's audited balance sheets and statements of income, stockholders' equity and cash flows for the fiscal years ended December 31, 2010 and 2009. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) is accurate and complete in all material respects, is consistent with the Company's books and records (which books and records are accurate and complete in all material respects), present fairly in all material respects the Company's financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, consistently applied, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure.

5.7    Absence of Undisclosed Liabilities. The Company has no material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) obligations under contracts or commitments described in Schedule 5.13 or under contracts and commitments entered into in the Ordinary Course of Business which are not required to be disclosed thereon due to specified dollar thresholds or other limitations (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability), and (iv) liabilities set forth on Schedule 5.7.

5.8    Absence of Certain Developments. Since December 31, 2010, there has been no Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 5.8 or as taken after the date hereof in accordance with Section 4.1 and subject to the restrictions set forth in Section 4.2, since December 31, 2010, the Company has not:

(a)redeemed or purchased, directly or indirectly, any of its capital stock or other equity interests or declared or paid any dividends or distributions with respect thereto or permitted any other withdrawal or distribution of funds or other assets from the Company to any of its Affiliates other than normal and reasonable salaries of employees and the payments of the Company's normal expenses in the Ordinary Course of Business consistent with past practices;

(b)issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities, other than with respect to the exercise of options in the Ordinary Course of Business;

(c)sold, leased, transferred, or assigned any of its tangible assets, other than for fair consideration in the Ordinary Course of Business;

(d)entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) either involving a Company obligation of more than $[**] or outside the Ordinary Course of Business;

(e)accelerated, terminated, modified, or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) to which the Company is a party or by which it is bound involving more than $[**] or that is otherwise material to the Company's businesses or outside the Ordinary Course of Business;

(f)mortgaged, pledged or subjected to any Lien any of its assets or capital stock, except for Permitted Liens;

(g)made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions), other than the acquisition of inventory in the Ordinary Course of Business;

(h)issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(i)delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(j)cancelled, compromised, waived, or released any right or claim (or series of related rights or claims) either (i) involving more than $[**], (ii) without having received fair consideration or (iii) outside the Ordinary Course of Business;

(k)sold, assigned, licensed, transferred or encumbered, or abandoned or failed to maintain or protect, or taken (or failed to take) any other action that impairs or is reasonably likely to impair the value of, any of the Company Intellectual Property or other intangible assets of the Company;

(l)experienced any material damage, destruction, or loss (whether or not covered by insurance) to its tangible assets;

(m)made any capital expenditures or commitments therefor greater than $[**] individually or in the aggregate or that is otherwise material to the Company's business that were not contemplated in the 2011 Budget, or failed to make any material capital expenditures contemplated in the 2011 Budget;

(n)made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the Ordinary Course of Business;

(o)entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(p)granted any increase in the base salary compensation of, or made any other change in employment terms for, any of its directors, officers or employees outside the Ordinary Course of Business;

(q)adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan), other than as required by applicable law;

(r)made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, took any other similar action relating to the filing of any Tax return or the payment of any Tax, or failed to pay any Taxes as they became due and payable; or

(s)committed or agreed to do any of the foregoing.

5.9    Title to Properties.

(a)Owned Real Property. The Company does not own any real property.

(b)Leased Real Property. The real property lease described on Schedule 5.9(b) (the “Leased Property”) is valid, binding, enforceable and in full force and effect in all material respects and has not been modified (except to the extent disclosed in the documents delivered to Buyer), and the Company holds a valid and existing leasehold interest under such lease for the term set forth in Schedule 5.9(b). The Leased Property constitutes all of the leases and subleases under which the Company holds leasehold or subleasehold interests in real property. The Company has delivered to Buyer complete and accurate copies of the lease described in Schedule 5.9(b). With respect to the Leased Property:

(i)the lease shall continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies;

(ii)neither the Company nor, to the Company's Knowledge, any other party to the lease is in breach or default in any material respect, and no event has occurred which,

with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the lease;

(iii)no party to the lease has provided written notice of its repudiation or its intention to repudiate any provision thereof and there are no material disputes, oral agreements or forbearance programs in effect as to the lease; and

(iv)the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold.

(c)Except with respect to Intellectual Property (which is covered under Section 5.16), the Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens or Liens that will be discharged as of the Closing), all of the personal property and assets which are shown on the Latest Balance Sheet or acquired thereafter or used by the Company.

5.10    Inventory. All inventory of the Company, including any inventory held in consignment by any third party, is of a quantity and quality usable (in the case of inventory held for use) and saleable (in the case of inventory held for sale) in the Ordinary Course of Business without discount (outside the Ordinary Course of Business) and is not damaged, defective, slow-moving or obsolete, subject only to the reserves identified for obsolescence accrued on the Latest Balance Sheet or which, consistent with GAAP, was to be booked following the date of the Latest Balance Sheet in the Ordinary Course of Business.

5.11    Accounts Receivable. All of the accounts receivable of the Company reflected on the Latest Balance Sheet are good and valid receivables (subject to no valid counterclaims or offset), net of allowances for doubtful accounts as reflected thereon. As of the date hereof, there are no individual accounts receivable which are over $[**] and ninety (90) days past due, except as set forth on Schedule 5.11(a). As of the Closing Date, no Person shall have any Lien (which, for the avoidance of doubt, shall not include any obligation of the Company to reimburse a customer pursuant to a product warranty provided to such customer by the Company) on such receivables or any part thereof, other than Liens expressly reflected on the Latest Balance Sheet or except as set forth on Schedule 5.11(b). No agreement for deduction, free goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables other than in the Ordinary Course of Business.

5.12    Taxes.

(a)The Company has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)Except as set forth on Schedule 5.12(c), no federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. Except as set forth on Schedule 5.12(c), the Company has not received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where the Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company. Schedule 5.12(c) lists all federal, state, local and non-U.S. income Tax Returns filed with respect to the Company that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2006.

(d)The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii). The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(f)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

(g)The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. The Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(h) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

5.13    Contracts and Commitments.

(a)Schedule 5.13 lists the following written contracts or other material oral agreements to which the Company is a party or is otherwise bound (other than contracts or agreements that have expired by their terms and for which no party thereto has any rights or obligations after the date of this Agreement):

(i)all contracts with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option or similar plan, or any severance agreement or arrangement that would require payments to any Person after the date of this Agreement;

(ii)all written agreements for the employment of any individual by the Company on a full time, part-time, consulting, or other basis (not including offer letters for at-will employment);

(iii)all agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of its assets or its capital stock or any letter of credit arrangements;

(iv)all agreements relating to the licensing of Company Intellectual Property by the Company to a third party or by a third party to the Company (other than licenses of unmodified, off-the-shelf software that is not used in the Company's products and has an aggregate purchase price of less than $[**] and licenses of Company Intellectual Property to customers and end users entered into in the Ordinary Course of Business for the Company's commercial Software products), or pertaining to any funding (including funding from any governmental authority) for any Company Intellectual Property;

(v)all nondisclosure or confidentiality agreements limiting the disclosure by the Company of material non-public information;

(vi)any guaranty of any obligation for borrowed money, contractual or otherwise, and any performance bonds;

(vii)all leases or agreements under which the Company is a lessee of or holds or operates any personal property owned by any other party for which the rental exceeds $[**] per annum;

(viii)all leases or agreements under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, controlled by the Company;

(ix)all contracts or group of related contracts with the same party for the furnishing or receipt of services or the purchase or sale of products or other personal property under which the undelivered balance of such products and services has a selling price in excess of $[**] per annum (other than licenses of unmodified, off-the-shelf software that is not used in the Company's products and has an aggregate purchase price of less than $[**] and licenses of Company Intellectual Property to customers and end users entered into in the Ordinary Course of Business for the Company's commercial Software products);

(x)all contracts or group of related contracts with the same party (and, in the case of any customer contract, in excess of $[**] per annum): (A) continuing over a period of more than six months from the date or dates thereof; or (B) not terminable by the Company upon sixty (60) days' or less notice without penalty;

(xi)all contracts which prohibit the Company from freely engaging in business anywhere in the world;

(xii)all contracts with third parties for the distribution, marketing, sale, advertising or promotion of the Company's products or services (not including purchase orders for the sale of goods in an amount less than $[**] and entered into in the Ordinary Course of Business);

(xiii)all franchise agreements, agency agreements or powers of attorney;

(xiv)all agreements with respect to the lending or investing of funds by the Company in or to, or ownership by the Company of, other Persons (including investments in joint ventures and minority equity investments);

(xv)all agreements with the [**] or any [**]; and

(xvi)all other agreements material to the Company, whether or not entered into in the Ordinary Course of Business.

(b)With respect to each agreement required to be listed on Schedule 5.13, the Company has made available to Buyer a correct and complete copy of each written agreement listed thereon (as amended to date). With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (ii) the Company is not in breach or default in any material respect, nor has the Company taken any action which with notice or lapse of time or both would constitute a breach or default in any material respect, or permit termination, modification, or acceleration, under the agreement; (iii) to the Company's Knowledge, (A) no other party is in breach or default in any material respect, and (B) no event has occurred which with notice or lapse of time or both would constitute a breach or default in any material respect, or permit termination, modification, or acceleration, under the agreement; and (iv) the Company has not received written notice of any other party's repudiation or intention to repudiate any provision of the agreement.

5.14    Customers.

(a)Schedule 5.14(a) lists all of the customers of the Company that purchased more than $[**] of goods or services from the Company during the trailing twelve (12)-month period ended March 31, 2011. Except as set forth on Schedule 5.14(a), no customer required to be identified on Schedule 5.14(a) has terminated, or has provided the Company with written notice that it intends to terminate or not renew, its business relationship with the Company.

(b)Except as set forth on Schedule 5.14(b), during the past three years the Company has not received notice of an event of default or breach under any written agreement with any customer required to be identified on Schedule 5.14(a), and the Company has not been required to pay any penalty or issue any credit to, or satisfy any warranty claims in respect of, any such customer related to the failure of the Company to meet any specified performance standards or similar requirements under such agreement, except for such penalties, credits or warranty claims which did not, individually or in the aggregate, exceed $[**].

5.15    Suppliers. Except as set forth on Schedule 5.15, there are no suppliers of products or services to the Company that are material to its business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace. No supplier of products or services to the Company has provided the Company with written notice of its intention to terminate its business relationship with the Company and the Company does not have Knowledge of any dispute with any material supplier of products or services to the Company.

5.16    Intellectual Property.

(a)Schedule 5.16(a) contains a complete and accurate list of all of the following that are owned by the Company anywhere in the world: (i) patents, patent applications, patent disclosures, and invention disclosures and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) registered or applications for registration of trademarks, service marks, trade dress, trade names, corporate names, logos and slogans; (iii) Internet domain names; (iv) registrations or applications for registration of copyrights, copyrightable works and mask works; and (v) Software and Software systems currently used in the Company's business as presently conducted or under development, including any such software in which Company has partial or shared ownership with another Person. With respect to each patent application set forth in Schedule 5.16(a), (A) the Company has diligently prosecuted such patent application in a timely manner, (B) the Company has not made any intentional misrepresentations or misstatements and has not intentionally failed to disclose information during the prosecution of such patent application, (C) neither the Company nor its employees or agents have made any public disclosure, sale or offer for sale, prior to such patent application being filed with a patent office, (D) the Company has not sought or received a written opinion of patent counsel specifically opining as to the likelihood of obtaining or not obtaining patent rights under such patent application, and (E) such patent application was filed in the name of the proper inventor(s), and each inventor shown on such patent application has assigned to the Company such inventor's right, title and interest in and to the invention covered by such patent application.

(b)Except as set forth on Schedule 5.16(b), the Company owns, free and clear of all Liens (and without restriction as to use or disclosure other than pursuant to a written license set forth on Schedule 5.13), the entire right, title and interest to, or has the right to use pursuant to a valid and enforceable written license set forth on Schedule 5.13, all Intellectual Property used in or necessary for the operation of its business as presently conducted, including all Intellectual Property identified on Schedule 5.16(a) but excluding (i) off-the-shelf software that is not incorporated in the Company's products and has an aggregate purchase price of less than $[**] or (ii) any [**] (which is separately addressed in Section 5.16(h)) (collectively, the “Company Intellectual Property”).

(c)The Company owns and possesses the entire right, title and interest in (or has the right to use pursuant to a license) all Company Intellectual Property created or developed by, for or under the direction or supervision of the Company, and all Persons who have participated in the creation or development of any such Company Intellectual Property, including the Company Intellectual Property set forth on Schedule 5.16(a), have executed and delivered to the Company a valid and enforceable agreement (i) providing for the non-disclosure by such Person of any confidential information of the Company, and (ii) providing for the present assignment by such Person to the Company of any Intellectual Property arising out of such Person's employment by, engagement by or contract with the Company; provided, however, the Company makes no representation that employees or affiliates of Carnegie Mellon University have executed or delivered such a valid and enforceable agreement for Intellectual Property licensed to the Company pursuant to the CMU Licenses.

(d)No loss or expiration of any Company Intellectual Property is pending or threatened. The Company has taken reasonable actions to maintain and protect the Company Intellectual Property owned by the Company (“Owned Company Intellectual Property”) since its creation or acquisition by Company, whichever is later. The parties hereby acknowledge that the CMU Licenses contain certain grant-back rights to Carnegie Mellon University. The [**] is not incorporated or used in the [**].

(e)The Owned Company Intellectual Property is valid and enforceable and to the Company's Knowledge, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently outstanding or is threatened, and there are no grounds for the same. Except as set forth on Schedule 5.16(e)(i), the Company has not [**], and the operation of its business as currently conducted or as currently proposed to be conducted in its current business plan will not [**], any Intellectual Property of any third party, the Company is not aware of any facts that indicate a likelihood of any of the foregoing and the Company has not received any written notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third party). To the Company's Knowledge, except with respect to potential infringements and potential misappropriations as set forth on Schedule 5.16(e)(ii), no third party has infringed, misappropriated or otherwise conflicted with any of the Owned Company Intellectual Property and the Company is not aware of any facts that indicate a likelihood of any of the foregoing. Immediately subsequent to the Closing, the Company Intellectual Property will be owned by or available for use by Company on terms and conditions identical to those under which Company owned or used the Company Intellectual Property immediately prior to the Closing, except to the extent that any right terminates or expires pursuant to its terms, or in accordance with the CMU Technology Purchase Agreement.

(f)Except as expressly contemplated by this Agreement or as set forth on Schedule 5.16(f), the Company is not a party to or bound by any agreement pursuant to which the Company has granted, or is obligated to grant in the future, to any party a Source Code license or option or other right to use or acquire Source Code owned or possessed by the Company, including any agreements that provide for Source Code escrow arrangements for Source Code owned or possessed by the Company. Except for Source Code that has been approved for release by Dennis Ciccone and as set forth on Schedule 5.16(f), no Source Code owned or possessed by the Company has been released or provided by the Company to any Person in connection with the [**]. All Source Code set forth on Schedule 5.16(f) with respect to [**] has been tracked and is recorded in the Company's subversion revision control system. Except as provided in the preceding two sentences, the Company has not disclosed any Source Code owned or properly licensed by the Company to any third party, except through a properly executed license agreement set forth on Schedule 5.13.

(g)Except as expressly contemplated by this Agreement or as set forth on Schedule 5.16(g), the Company has not agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any Company Intellectual Property.

(h)Schedule 5.16(h) lists all [**] that is incorporated into, combined with, distributed with, or made available with, any Company product whether distributed or provided on a [**]. Except as disclosed on Schedule 5.16(h), the Company has not used [**] in a manner that would create obligations for the Company with respect to, or grant, or purport to (i) grant, to any third party, any rights or immunities under, any Company Intellectual Property; (ii) to disclose Source Code to any of the Company products (other than Source Code for components identified on Schedule 5.16(h)); (iii) grant rights to redistribute the Company products; (iv) grant patent non-asserts or patent licenses; or (v) otherwise grant any Intellectual Property rights not specifically granted in the Company's license agreement with such third party.

(i)The computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or software systems that are used or relied on by the Company (excluding Company products, collectively, “Information Systems”) are adequate for the operation of its businesses as currently conducted, and the Company has purchased or licensed a sufficient number of license seats for all software currently used by the Company in such operations. With respect to the Information Systems; (i) the Company has taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of businesses are free from contaminants in all material respects, including the use of commercially available antivirus software with the intention of protecting the Company's products from becoming infected by viruses and other harmful code;

(ii) to the Company's Knowledge, there have been no successful unauthorized intrusions or breaches of the security of the information technology systems; (iii) there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption; (iv) the Company has implemented or is in the process of implementing (or in the exercise of reasonable business judgment has determined that implementation is not yet in the best interest of the Company) in a timely manner any and all security patches or security upgrades that are generally available for the Company's Information Systems; and (v) to the Company's Knowledge, no third party providing services to the Company has failed to meet any material service obligations.

(j)Except as set forth on Schedule 5.16(j): (i) no [**] was used in the development of the Owned Company Intellectual Property; (ii) no [**] has any claim or right in or to such Owned Company Intellectual Property; and (iii) no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation of Owned Company Intellectual Property, has performed services for the [**], during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(k)Except as set forth on Schedule 5.16(k) no Company product contains, incorporates, or Inherits any third party proprietary software that cannot be readily replaced with commercially available alternative software at a cost of no more than $[**] so that such product will retain its present functionality.

(l)The Company complies, in all material respects, with all relevant laws and its own policies with respect to the privacy of all users and customers and any of their personally identifiable information, and no claims have been asserted in writing to the Company or, to the Company's Knowledge, threatened against the Company by any Person alleging a violation of any of the foregoing.

(m)Except as set forth on Schedule 5.16(m), the Company has not disclosed any customer data to any third party other than such party's own data, whether for commercial, research or other purposes. The Company maintains one or more data servers on which certain customer data is stored (the “Data Servers”). No individual, other than the Company employees or contractors set forth on Schedule 5.16(m), has had access to the Data Servers since release of any of the Current Products.

(n)The Company has not donated, licensed, assigned, made available or otherwise transferred any Owned Company Intellectual Property (including any Source Code that is Owned Company Intellectual Property) [**]. Other than as set forth on Schedule 5.16(n), the Company has not agreed to, or is otherwise obligated to, donate, license, assign, make available, or otherwise transfer any Owned Company Intellectual Property (including any Source Code that is Owned Company Intellectual Property) [**]. None of the Owned Company Intellectual Property (including any Source Code that is Owned Company Intellectual Property) set forth on Schedule 5.16(n) has been, is, or will be used in any of the Company's commercial product or service offerings.

(o)Except as set forth on Schedule 5.16(o), none of the Owned Company Intellectual Property (including any Source Code that is Owned Company Intellectual Property) used in any of the Company's commercial product or service offerings has been made available by the Company [**].

(p)Except as set forth on Schedule 5.16(p) [**] has been provided access to any Source Code that incorporates or is based on the [**]. No material Owned Company Intellectual Property (including any Source Code) has been donated, licensed, assigned, made available or otherwise transferred [**]. The Company has not developed, conceived or reduced to practice any Intellectual Property that qualifies as [**] as such term is defined in the [**] between [**]. To the Company's Knowledge, no [**] or any other party that entered into any agreement with [**] that is equivalent to the [**] as such term is defined in the [**] or such equivalent agreement (collectively, “[**]”). To the Company's Knowledge, [**] has not [**].

(q)None of the Company's products, services, software or the operation of the Company's business use or infringe, or have ever used or infringed, any of the systems, methods or techniques disclosed, described, claimed or otherwise contemplated in the [**].

5.17    Litigation; Proceedings. Except as set forth in Schedule 5.17, there are no, and during the past [**] there have not been any, actions, suits, proceedings, orders or investigations pending or, to the Company's Knowledge, threatened by or against the Company or affecting its business, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and the Company is not subject to any outstanding injunction, order, judgment, decree, ruling or charge.

5.18    Brokerage. Except as set forth in Schedule 5.18, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, any Stockholder, any Optionholder or any of their respective Affiliates.

5.19    Governmental Licenses and Permits. Schedule 5.19 contains a complete listing and summary description of all material permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights (collectively, the “Licenses”) owned or possessed by the Company, or used by the Company, in the conduct of its business. The Company owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct its business as currently conducted. No loss or involuntary termination of any License is pending or, to the Company's Knowledge, threatened.

5.20    Employees. To the Company's Knowledge, no executive officer, developer, cognitive scientist, researcher or information technology architect and no group of employees or independent contractors of the Company has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company. The Company has complied and is in compliance in all material respects with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. The Company has not engaged in any unfair labor practice. To the Company's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

5.21    Employee Benefit Plans.

(a)Schedule 5.21(a) contains a complete and correct list of all Employee Benefit Plans.

(b)Except as set forth on Schedule 5.21(b), each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its terms and complies in all material respects in form and in operation with the applicable requirements of ERISA, the Code and other applicable laws.

(c)All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due with respect to each Employee Benefit Plan have been made, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d)Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and there are no facts or circumstances that could reasonably be expected to adversely affect the qualification of any such Employee Benefit Plan.

(e)There has been no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan for which the Company has or would reasonably be expected to have any material liability. With respect to each Employee Benefit Plan, no action, complaint, suit, proceeding, hearing, examination, litigation, claim audit or investigation is pending or, to Company's Knowledge, threatened (other than claims for benefits in the Ordinary Course of Business).

(f)With respect to each Employee Benefit Plan, the Company has made available to Buyer, to the extent applicable, correct and complete copies of: the plan documents (with any amendments thereto) and summary plan descriptions; the most recent determination or opinion letter received from the Internal Revenue Service; the three (3) most recent annual reports (Form 5500, with all applicable attachments) as filed; all related trust agreements, insurance contracts and other funding arrangements; and all other material documents pursuant to which the Employee Benefit Plan is maintained, funded or administered.

(g)Except as set forth on Schedule 5.21(g), no Employee Benefit Plan provides, and the Company does not otherwise have any obligation to provide, health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) or other service providers other than during the periods required by COBRA. The Company has complied and is in compliance with the requirements of COBRA in all material respects.

(h)The Company does not have any current or potential liability or obligation under or with respect to: (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code); or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). The Company does not have any current or potential liability or obligation solely by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(i)Except as otherwise provided in Schedule 5.21(i), the transactions contemplated by this Agreement will not result in (i) any payment of, or increase in, compensation or benefits to any Person, or (ii) the acceleration of the vesting, funding or time of payment of any compensation or benefit to any Person.

(j)Except as otherwise provided in Schedule 5.21(j), the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax law), as a result of the transactions contemplated by this Agreement.

(k)Each contract, arrangement or plan of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been maintained in good-faith compliance with Section 409A of the Code and the applicable guidance issued thereunder. The Company does not have any obligation to indemnify any Person for any Taxes imposed under Section 409A of the Code.

5.22    Insurance. Schedule 5.22 contains a description of each insurance policy maintained by the Company with respect to its properties, assets, businesses, employees, directors and officers, setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefor and an indication whether such policy is on a “claims made” or “incurrence” basis. Each such policy is in full force and effect and the Company is not in default with respect to its obligations under any insurance policy maintained by it, and has not been denied insurance coverage. All premiums with respect to the insurance policies of the Company which are due and payable have been paid, there are no retroactive premiums with respect to such policies and no written notice of cancellation or termination has been received by the Company with respect to such insurance policies. Except as set forth on Schedule 5.22, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all currently anticipated liabilities with respect to any such self-insurance or co-insurance programs.

5.23    Affiliate Transactions. Except as disclosed on Schedule 5.23, no officer, director, employee, stockholder, or Affiliate of the Company or any individual in such Person's immediate family (including any such Persons related by marriage or adoption) in which any such Person owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company's business. Schedule 5.23 hereto describes all intercompany or affiliated services provided to or on behalf of the Company by its Affiliates and to or on behalf of such Affiliates by the Company.

5.24    Compliance with Laws. The Company has complied and is in compliance in all material respects with all applicable laws, ordinances, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of its business, and the Company has no Knowledge of and no written notice has been received by, and no claims have been filed against (for which the Company has received written notice), the Company alleging a violation of any such laws, ordinances, rules, requirements or regulations.

5.25    Environmental Matters. The Company has complied and is in compliance in all material respects with all Environmental and Safety Requirements (including all permits and licenses required thereunder). The Company has not received any oral or written notice of any violation of, or any liability (contingent or otherwise), including any investigatory, corrective or remedial obligation under, any Environmental and Safety Requirements. To the Company's Knowledge, no facts or circumstances with respect to the past or current operations or facilities of the Company or any of its predecessors or Affiliates (including any on‑site or off‑site disposal or release of, or contamination by, hazardous materials, substances or wastes) would give rise to any liability or investigatory, corrective or remedial obligation under any Environmental and Safety Requirements. The Company has not assumed, become subject to or provided an indemnity with respect to any liability of any other Person relating to any Environmental and Safety Requirements. The Company has made available to Buyer all environmental site assessments and environmental audit reports relating to the Company or any of its facilities, to the extent such documents are in the possession or reasonable control of the Company.

5.26    Product Warranty. Each product sold or delivered and each service rendered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability or obligation for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product and service warranty claims accrued on the Latest Balance Sheet or which, consistent with GAAP, was to be booked following the date of the Latest Balance Sheet in the

Ordinary Course of Business. No product sold or delivered or service rendered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto or otherwise contained in the applicable license agreement or written contract relating to such product or service. Prior to the date hereof, the Company has delivered to Buyer copies of the standard terms and conditions of sale for products delivered and services rendered by the Company (containing all applicable guaranty, warranty, and indemnity provisions).

5.27    FERPA. The Company has complied in all material respects and is in compliance with the applicable provisions of the Family Educational Rights and Privacy Act, 20 U.S.C. s. 1232g; 34 C.F.R. Part 99 (“FERPA”), including with respect to the handling, nondisclosure and use of any student information protected by FERPA that the Company has received.

5.28    Title IV Compliance. The Company has never participated as an institution or third-party servicer in any federal student aid program authorized under the Higher Education Act of 1965, as amended. Neither the Company, nor to its Knowledge, any of its employees, directors, officers or subcontractors, has been: (a) convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of federal, state, or local government funds; or (b) administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company to enter into this Agreement, Buyer hereby represents and warrants to the Company that:

6.1    Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Buyer is a party and perform its obligations hereunder and thereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.2    Authorization of Transaction. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer or Merger Sub is a party have been duly and validly authorized by all requisite corporate action on the part of Buyer and Merger Sub, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which Buyer or Merger Sub is a party shall when executed constitute, a valid and binding obligation of Buyer and Merger Sub, as applicable, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.3    No Violation. Neither Buyer nor Merger Sub is subject to or obligated under its certificate or articles of incorporation, its by-laws (or similar organizational documents), any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which it is a party.

6.4    Governmental Authorities and Consents. Except for such filings and notices as may be required under the HSR Act, (i) neither Buyer nor Merger Sub is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby, and (ii) no consent, approval or authorization of any governmental or regulatory authority or any other Person is required to be obtained by Buyer or Merger Sub in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

6.5    Litigation. There are no actions, suits, proceedings or orders pending or, to Buyer's knowledge, threatened against or affecting Buyer or Merger Sub at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's or Merger Sub's performance under this Agreement or the consummation of the transactions contemplated hereby.

6.6    Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer, Merger Sub or any of their respective Affiliates.

6.7    Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Buyer.

6.8    Financing. Buyer has sufficient cash on hand or available credit facilities to pay the aggregate Merger Consideration hereunder and to pay all of its related fees and expenses.

ARTICLE VII
TERMINATION

7.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written consent of Buyer and the Company;

(b)by Buyer if there has been a material misrepresentation or breach on the part of the Company of any representation, warranty or covenant set forth in this Agreement and such breach shall not have been cured within ten days after notice thereof has been delivered to the Company (or in any event prior to the date of Closing), or if events have occurred which have made it impossible to satisfy a condition precedent to Buyer's obligation to consummate the transactions contemplated hereby unless Buyer's or Merger Sub's breach of this Agreement has caused the condition to be unsatisfied;

(c)by the Company if there has been a material misrepresentation or breach on the part of Buyer or Merger Sub of any representation, warranty or covenant set forth in this Agreement and such breach shall not have been cured within ten days after notice thereof has been delivered to Buyer (or in any event prior to the date of Closing), or if events have occurred which have made it impossible to satisfy a condition precedent to the Company's obligation to consummate the transactions contemplated hereby unless the Company's breach of this Agreement has caused the condition to be unsatisfied; or

(d)by Buyer or the Company if the Closing has not occurred on or prior to September 15, 2011 (the “Termination Date”); provided, however, no Person shall be entitled to terminate this Agreement pursuant to this Section 7.1(d) if such Person's breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

7.2    Effect of Termination. In the event of termination of this Agreement by either Buyer or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto to any other party hereto or its stockholders, optionholders, directors or officers under this Agreement, except for the provisions of Sections 9.3, 9.5 and 9.6 and ARTICLE X which shall continue in full force and effect following any termination and except that nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE VIII
INDEMNIFICATION AND RELATED MATTERS

8.1    Survival. The representations and warranties in this Agreement, the Schedules hereto, the Company Closing Certificate and the Buyer Closing Certificate shall survive the Closing as follows:

(a)the representations and warranties in [**], and in the Company Closing Certificate with respect to [**], shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (giving effect to any extensions or waivers thereof), plus thirty (30) days;

(b)the representations and warranties in [**], and in the Company Closing Certificate with respect to [**], and in the Buyer Closing Certificate with respect to [**], shall not terminate;

(c)the representations and warranties in [**], and in the Company Closing Certificate with respect to [**], shall terminate on the date which is [**] following the Closing Date; and

(d)all other representations and warranties in this Agreement, the Schedules hereto, the Company Closing Certificate and the Buyer Closing Certificate shall terminate on the date which is [**] following the Closing Date.

The representations and warranties in this Agreement, the Schedules hereto, the Company Closing Certificate and the Buyer Closing Certificate, shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Buyer or the Company or the knowledge of any of Buyer's or the Company's officers, directors, shareholders, employees or agents or the acceptance by Buyer or the Company of any certificate hereunder. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice pursuant to Section 8.2(e) of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity (made in good faith and with reasonable specificity under the circumstances) shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). The covenants and agreements contained herein shall remain in full force and effect pursuant to their terms [**]. The obligation of the Indemnifying Equityholders under Section 8.2(a)(vi) shall terminate on the date which is [**] following the Closing Date; provided, however, that obligation of the Indemnifying Equityholders under [**] shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice pursuant to Section 8.2(e) of the matter giving rise to such right or potential right of indemnity (made in good faith and with reasonable specificity under the circumstances) shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred).
8.2    Indemnification.

(a)Indemnification by Stockholders and Optionholders. Subject to Sections 8.2(c) and 8.2(f), from and after the Closing, each Stockholder and Optionholder (each, an “Indemnifying Equityholder”) shall, severally and not jointly, based on their respective Common Percentages, indemnify Buyer and the Company and each of their respective officers, directors, employees, agents, representatives, affiliates, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties in respect of any loss, liability, obligation, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys' fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, or relating to:

(i)the breach of any representation or warranty made by the Company contained in this Agreement, any Schedule hereto or any certificate delivered by the Company to Buyer with respect hereto in connection with the Closing;

(ii)the nonfullfillment or breach of any covenant or agreement made by the Company contained in this Agreement, any Schedule hereto or any certificate delivered by the Company to Buyer with respect hereto in connection with the Closing;

(iii)any Indebtedness of the Company existing on or prior to the Closing or the Transaction Expenses, in each case only to the extent such items were not taken into account in adjusting the Closing Consideration or the Final Consideration;

(iv)any amounts required to be paid with respect to any Dissenting Share in excess of the Per Share Portion of the Stock Merger Consideration;

(v)any of the matters set forth on Schedule 8.2 attached hereto; or

(vi)a [**] by any of the [**] of any agreement between such [**] and the Company.

Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach of a representation or warranty and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation, warranty and other provision contained in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to any materiality, Material Adverse Effect standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).
(b)Buyer Indemnification. From and after the Closing, Buyer shall indemnify the Stockholders and Optionholders and each of their respective officers, directors, employees, agents, representatives, Affiliates, heirs, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Indemnified Parties in respect of any Loss which any such Seller Indemnified Party may suffer, sustain or become subject to, as the result of, in connection with, or relating to:

(i)the breach by Buyer of any representation, warranty or covenant made by Buyer contained in this Agreement, any Schedule hereto or any certificate delivered by Buyer to the Company with respect hereto in connection with the Closing; or

(ii)the nonfullfillment or breach of any covenant or agreement made by Buyer contained in this Agreement, any Schedule hereto or any certificate delivered by Buyer with respect hereto in connection with the Closing.

(c)Limitations on Indemnity. The indemnification provided for in [**] is subject to the following limitations:

(i)The Indemnifying Equityholders shall not be liable to the Buyer Indemnified Parties for any Loss arising under [**] (other than with respect to (A) the representations and warranties contained in [**], and in the Company Closing Certificate with respect to

[**] and (B) [**], which are addressed in [**]) unless the aggregate of all Losses relating thereto for which the Indemnifying Equityholders would, but for this Section 8.2(c)(i), be liable exceeds an amount equal to $[**] (the “General Deductible”), in which case the Indemnifying Equityholders shall be liable only for the amount by which such Losses exceed the General Deductible;

(ii)The Indemnifying Equityholders shall not be liable to the Buyer Indemnified Parties for any Loss arising under [**] with respect to any [**] or arising under [**] unless the aggregate of all Losses relating thereto for which the Indemnifying Equityholders would, but for [**], be liable exceeds an amount equal to $[**], in which case the Indemnifying Equityholders shall be liable only for the amount by which such Losses exceed the [**];

(iii)The Indemnifying Equityholders shall not be liable to the Buyer Indemnified Parties for any Loss arising under [**] unless and until the aggregate amount of Losses that would be payable pursuant to such claim (or series of related claims) exceeds an amount equal to $[**]; provided, however, that all such individual claims (or series of related claims) for amounts less than the [**] shall be counted in determining whether the General Deductible has been exceeded, in the case of Losses arising under Section 8.2(a)(i) with respect to any representations and warranties other than the [**], or the [**] has been exceeded, in the case of Losses arising under Section 8.2(a)(i) with respect to any [**] or arising under [**];

(iv)the Indemnifying Equityholders' aggregate liability under [**] above (other than with respect to (A) the Fully Indemnified Representations, which are uncapped, [**] shall in no event exceed $[**] (the “General Cap”); and

(v)the Indemnifying Equityholders' aggregate liability under [**] above with respect to $[**] shall in no event exceed [**].

For the for the avoidance of doubt, and except with respect to the Fully Indemnified Representations (which are uncapped), the Indemnifying Equityholders' aggregate liability under [**] above shall in no event exceed $[**].

(d)Additional Indemnification by Stockholders and Optionholders. From and after the Closing, each Indemnifying Equityholder shall, severally and not jointly, indemnify the Buyer Indemnified Parties and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties in respect of any Loss which any such Buyer Indemnified Party may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of (i) the nonfullfillment or breach of any covenant or agreement made by such Indemnifying Equityholder in this Agreement or (ii) any breach of any representation or warranty, or the nonfullfillment or breach of any covenant or agreement, made by such Indemnifying Equityholder in his or its Letter of Transmittal and/or Option Termination Agreement, as applicable.

(e)Defense of Third Party Claims.  Any party making a claim for indemnification under this Section 8.2, or under Section 8.3 below (an “Indemnitee”), shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further that, prior to the Indemnitor assuming control of such defense, it shall first verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it shall provide full indemnification to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder, and provided further that:

(i)the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor) unless (A) the employment thereof has been specifically authorized by the Indemnitor in writing, or (B) the Indemnitor has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee;

(ii)the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the claim seeks an injunction or equitable relief against the Indemnitee as its principal remedy; (C) the claim is with respect to Taxes; or (D) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(iii)if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

During the period that the Escrow Agreement is in effect, the Representative (on behalf of the Stockholders and the Optionholders) shall act on behalf of all Indemnitors in the case of all third party claims with respect to which Buyer is seeking indemnification from the Stockholders or the Optionholders under Section 8.2 or 8.3 (with each Stockholder and Optionholder responsible for its portion of Representative's costs and expenses in undertaking such representation (based on their respective Common Percentages)).
(f)Manner of Payment. Any amounts owing from the Indemnifying Equityholders to the Buyer Indemnified Parties pursuant to Section 8.2(a) shall first be made to the extent available from the Escrow Amount and thereafter shall be made directly by the Indemnifying Equityholders, severally and not jointly, based on their respective Common Percentages, by wire transfer of immediately available funds.

(g)Merger Consideration Adjustments. Amounts paid to or on behalf of Buyer or the Representative (on behalf of the Stockholders and Optionholders) as indemnification shall be treated as adjustments to the Merger Consideration.

(h)Waiver, Release and Discharge. Effective upon the Closing, each Indemnifying Equityholder, on behalf of himself or itself and such Person's successors and assigns, hereby forever fully and irrevocably waives, releases and discharges the Company, Buyer and their respective predecessors, successors, direct or indirect subsidiaries, affiliates and past and present stockholders, directors, officers, employees, agents, and representatives (collectively, the “Released Parties”) from any and all liabilities and obligations to such Indemnifying Equityholder of any kind or nature whatsoever (including in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, which arise out of or relate to the Company or such Indemnifying Equityholder's ownership of the Company's equity securities (including Options) (collectively, the “Released Claims”), and each Indemnifying Equityholder shall not seek to recover any amounts in connection with any Released Claim from any of the Released Parties. Notwithstanding the preceding sentence of this Section 8.2(h), “Released Claims” does not include, and the provisions of this Section 8.2(h) shall not release or otherwise diminish the obligations of Buyer or the Company expressly set forth in (i) any provisions of this Agreement or the other agreements contemplated hereby, (ii) any employment, severance, change-in-control or similar agreement between the Company and any Indemnifying Equityholder or any Employee Benefit Plan; provided that a true, correct and complete copy of such agreement or Employee Benefit Plan has been made available to Buyer, or (iii) subject to Section 8.2(i), the provisions of the Company's articles of incorporation or by-laws as of the date hereof with respect to the indemnification of directors, officers and employees.

(i)Limitations on Claims by Stockholders and Optionholders. Each Stockholder and Optionholder hereby agrees that he, she or it will not make any claim for indemnification or reimbursement against the Surviving Company by reason of the fact that, on or prior to the Effective Time, he or she was a director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Surviving Company against such Stockholder or Optionholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

(j)No Waiver of Contractual Representations and Warranties. Each Stockholder and Optionholder has agreed that Buyer's rights to indemnification for the express representations and warranties set forth herein are part of the basis of the bargain contemplated by this Agreement; and Buyer's rights to indemnification shall not be affected or waived by virtue of (and Buyer shall be deemed to have relied upon the express representations and warranties set forth herein notwithstanding) any knowledge on the part of Buyer of any untruth of any such representation or warranty of the Company expressly set forth in this Agreement, regardless of whether such knowledge was obtained through Buyer's own investigation or through disclosure by the Company or another person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

(k)Losses Net of Insurance Proceeds. Notwithstanding anything to the contrary contained herein, all Losses for which any Buyer Indemnified Party would otherwise be entitled to indemnification under this Article VIII shall be reduced by the amount of insurance proceeds which such Buyer Indemnified Party actually receives (less the amount of any direct collection expenses) in respect of such Losses incurred by such Buyer Indemnified Party; provided that this Section 8.2(k) shall not require any Buyer Indemnified Party to file or institute a claim against, or otherwise seek recovery from, any of its insurance carriers. In the event that any such insurance proceeds are received by a Buyer Indemnified Party subsequent to receipt by such Buyer Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, then a refund equal to the amount of such recovery (less the amount of any direct collection expenses) shall be made promptly to Representative (on behalf of the Indemnifying Equityholders in accordance with their respective Common Percentages).

(l)Exclusive Remedy. Following Closing, except (i) in the case of fraud or intentional misrepresentation (for which no limitations set forth herein shall be applicable), (ii) for injunctive or other equitable relief or (iii) as contemplated by Section 2.11: (A) the indemnification obligations of the parties contained in this ARTICLE VIII shall be the exclusive remedies of the parties hereto and their successors and assigns for monetary damages in respect of any claim for breach of any covenant, agreement, representation or warranty set forth in this Agreement, any Schedule hereto or any certificate delivered by a party with respect hereto, and (B) Buyer shall not be entitled to rely on, and Buyer hereby waives, any representation or warranty (express or implied) not set forth in this Agreement, any Schedule or Exhibit hereto or any certificate delivered by a party with respect hereto.

8.3    Tax Matters.

(a)The Indemnifying Equityholders shall remain liable and indemnify, severally and not jointly, based on their respective Common Percentages, the Buyer Indemnified Parties and hold each of them harmless from and against any loss, claim, liability, expense or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (iv) all taxes attributable to an election under Section 108(i) of the Code.

(b)In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date.

(d)Buyer and the Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.3(d) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Representative agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and, if the other party so requests, the Representative and Buyer, as the case may be, shall allow the other party to take possession of such books and records.

(e)Buyer and Representative further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f)Buyer and Representative further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Sections 6043 or 6043A of the Code and all Treasury Regulations promulgated thereunder.

(g)All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

ARTICLE IX
ADDITIONAL AGREEMENTS

9.1    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be shared equally by Buyer, on the one hand, and the Stockholders and Optionholders, on the other hand, and the Person required under applicable law to file any necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees shall file any such Tax Returns and other documentation at its own expense, and if required by applicable law, Buyer, the Company and/or the Representative (on behalf of the Stockholders and Optionholders), as applicable, shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.2    Updating Schedules. The Company shall be entitled to update, amend or modify the Schedules to this Agreement after the date hereof until the Closing Date (the “Update Period”) to reflect factors, circumstances or events first arising or, in the case of representations given to the Company's Knowledge, becoming known to the Company during the Update Period by providing Buyer with written notice setting forth the proposed update and specifying the Schedule or Schedules to be updated thereby; provided, however, such updates, amendments or modifications shall only modify the Schedules to this Agreement for purposes of post-Closing indemnification pursuant to Section 8.2 hereof and shall not modify the Schedules to this Agreement for purposes of determining whether Buyer's obligations to consummate the transactions contemplated hereby are satisfied pursuant to Section 3.1.

9.3    Press Releases and Announcements. At and prior to the Closing Date, no press releases or public announcement related to this Agreement or the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company, shall be issued without the mutual approval of Buyer and the Company, except for any public disclosure which is required by law or regulation (in which case the Company and Buyer shall have the right to review and a reasonable opportunity to comment upon such press release, announcement or communication prior to issuance, distribution or publication). After the Closing Date, no press releases or public announcement related to this Agreement or the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company, shall be issued without Buyer's prior written consent.

9.4    Further Assurances. From time to time, as and when requested by any party hereto and at such party's expense, any other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.5    Specific Performance. The Company acknowledges that its business is unique and recognizes and affirms that in the event of a breach of this Agreement by it, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, the Company agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Company's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief, without posting any bond.

9.6    Expenses.

(a)Subject to Sections 4.3 and 9.6(b) and except as otherwise expressly provided herein, the Company, Stockholders and Optionholders, on the one hand, and Buyer and Merger Sub, on the other hand, shall pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

(b)In the event that (i) the Closing does not occur for any reason other than as a result of the failure of any condition to the Company's obligation to consummate the transactions contemplated hereby to be satisfied prior to the Termination Date as a result of any breach by Buyer of a representation, warranty, covenant or agreement made by Buyer in this Agreement, and (ii) the Company or any Stockholder enters into a definitive agreement for a Sale Transaction resulting in the sale of the Company to a Stockholder or member of the Company's board of directors, or an Affiliate thereof, prior to December 4, 2011, then the Company shall reimburse Buyer for its reasonable out-of-pocket costs and expenses incurred with third party advisors in connection with the transactions contemplated by this Agreement, not to exceed $750,000 in the aggregate (“Buyer's Transaction Expenses”). For the avoidance of doubt, participation by any member of the Company's existing management team as of the date of this Agreement in either the ownership of the Company or a purchaser of the Company, by way of a rollover of existing capital stock or options or through other nominal ownership, shall not be considered a Sale Transaction for purposes of this Section 9.6(b). The Company shall make any payment required by this Section 9.6(b) by wire transfer to Buyer of immediately available funds within thirty (30) days following written notice from Buyer as to the amount due.

9.7    Exclusivity. Commencing on the date of this Agreement and until the earlier of the Closing or the date on which this Agreement has been terminated by its terms (the “Exclusivity Period”), the Company agrees that it shall not, and shall not permit any of its officers, directors, Affiliates, Stockholders, Optionholders, employees, agents, or other Persons acting on its behalf to, directly or indirectly (i) solicit, initiate, encourage or discuss a Sale Transaction with any third party (other than Buyer and its agents), or (ii) respond to or accept any inquiry, proposal, or offer, relating to a Sale Transaction from any third party (other than Buyer and its agents). A “Sale Transaction” means: (A) an acquisition, lease, or license of all or substantially all of the assets or business of the Company; (B) an acquisition of, or tender offer or exchange offer for, any shares of capital stock, any share capital, or any equity of the Company; (C) a merger, consolidation, or other business combination involving the Company; (D) the liquidation, dissolution, or winding-up of the Company; or (E) any other transaction or series of transactions having an effect or purpose comparable to any of the foregoing. For the purposes of this Section 9.7, a third party shall include any Stockholder; provided that, for the avoidance of doubt, a third party shall not include a member of the Company's board of directors acting in their capacity as a board member even though such director is also affiliated with a Stockholder. The Company represents and warrants that it has terminated (and has caused its officers, directors, Affiliates, Stockholders, Optionholders, employees, agents, or other Persons acting on its behalf to terminate), all current discussions and negotiations with any third party (other than Buyer) with respect to any such inquiry, proposal, or offer. During the Exclusivity Period, the Company shall (1) notify Buyer in the event that the Company, or any of its officers, directors, Affiliates, Stockholders, Optionholders, employees, agents or other Persons acting on its behalf receives any such inquiry, proposal, or offer, including any amendments, revisions or changes to any proposal or offer received prior to the date of this Agreement; (2) disclose to Buyer the terms and conditions of such inquiry, proposal, or offer (including the identity of each third party); and (3) take all actions with respect to such inquiry, proposal, or offer as Buyer may request.

9.8    Confidentiality.

(a)Confidentiality. Following the Closing, each Stockholder and Optionholder shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession or under his or its control; provided, however, that each Stockholder shall be entitled to retain one copy of the Confidential Information for legal and compliance purposes (if applicable) in a manner consistent with such Stockholder's customary document archiving procedures. In the event that any Stockholder or Optionholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.8(a). If, in the absence of a protective order or the receipt of a waiver hereunder, any Stockholder or Optionholder is, on the advice of counsel, compelled to disclose any Confidential

Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided that such disclosing Stockholder or Optionholder shall use his or its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(b)Remedy for Breach. Each Stockholder and Optionholder acknowledges and agrees that in the event of a breach by any Stockholder or Optionholder of any of the provisions of this Section 9.8, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or potential breach, the Company, Buyer and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Section 9.8, in each case without the requirement of posting a bond or proving actual damages.

(c)Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.8 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(d)Non-Assert. Each of the Stockholders and Optionholders shall not at any time, either during the term of or after the expiration of this Agreement, make any claim challenging the scope, validity or enforceability of any of the Company Intellectual Property or the Company's rights therein. Each of the Stockholders and Optionholders shall not at any time make any claim that any of the products designed, developed, produced or sold by the Company after the Closing, or the operation of the Company's business after the Closing, infringes or misappropriates the intellectual property rights of such Person or any of its Affiliates to the extent that such products or such operation after the Closing are the same as the products and operation of the Company's business prior to the Closing.

9.9    Officers' and Directors' Indemnification.

(a)Subject to Section 8.2(i), from and after the Effective Time, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided in, and in accordance with (including subject to any limitations contained therein), the articles of incorporation and the by-laws of the Company as in effect on the date hereof. The indemnification provided in this Section 9.9 shall apply only to each individual in his or her capacity as an officer or director of the Company, and not in any other capacity.

(b)As of the Effective Time, Buyer shall purchase or cause the Surviving Corporation to purchase directors' and officers' liability insurance coverage for the Company's directors and officers currently covered by the Company's existing director's and officer's liability insurance policy that shall provide such directors and officers with “tail” coverage for two years following the Effective Time of not less than the existing coverage on the date hereof and have other terms not materially less favorable to, the insured Persons than the directors' and officers' liability insurance coverage presently maintained by the Company to the extent such liability insurance can be maintained at a cost to Buyer not greater than $28,000; provided, however, that if such insurance cannot be maintained or obtained at such cost, Buyer shall cause the Surviving Corporation to maintain or obtain the maximum amount of insurance coverage that can be maintained or obtained at a cost equal to $28,000.

(c)The parties hereto agree that any Person that is now, or has been at any time prior to the date hereof, or that becomes prior to the Effective Time, a director or officer of the Company to whom this Section 9.9 applies, shall be a third party beneficiary of this Section 9.9 and shall be entitled to enforce the covenants contained herein.

ARTICLE X
MISCELLANEOUS

10.1    Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by Buyer, the Company and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

10.2    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer
and/or Merger Sub:

Apollo Group, Inc.
4025 S. Riverpoint Parkway
Phoenix, AZ 85040
Attn: Joseph L. D'Amico, President and Chief Operating Officer
Facsimile: (602) 383-5159

Apollo Group, Inc.
4025 S. Riverpoint Parkway
Phoenix, AZ 85040
Attn: Laura Eichelsderfer, Senior Corporate Counsel
Facsimile: (602) 366-2943

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, IL 60654
Attn:    Michael D. Paley, P.C.
E. Terry Platis
Facsimile: (312) 862‑2200

Notices to the Representative:

CLI Shareholder Representative, LLC
c/o Draper Triangle Ventures, L.P.
2 Gateway Center, 20th Floor
Pittsburgh, PA 15222
Attn:     J. A. Katarincic, Jr., Manager
Facsimile: (412) 288-9799

CLI Shareholder Representative, LLC
c/o Carnegie Mellon University
5000 Forbes Avenue
Pittsburgh, PA 15213
Attn:    Mark Kamlet, Manager
Facsimile: (412) 268-2330

CLI Shareholder Representative, LLC
c/o Collier Investments, LLC
3495 Peachtree Pkwy. Ste. 114-218
Suwanee, GA  30024
Attn:    John O'Connor, Manager
Facsimile: (831) 302-7720

with copies (which shall not constitute notice) to:
Carnegie Mellon University
    5000 Forbes Avenue
Pittsburgh, PA 15213
Attn:    Mary Jo Dively, Vice President and General Counsel
Facsimile: (412) 268-2330

Collier Investments, LLC
2550 Goodlette Road North, Suite 100
Naples, FL 34103
Attn:    Ronald M. Mahan, Vice President
Facsimile: (239) 263-2977

McGuireWoods LLP
EQT plaza
625 Liberty Avenue, 23rd Floor
Pittsburgh, PA 15222
Attn: Scott E. Westwood
Facsimile: (412) 667-6050

Notices to the Company (prior to the Effective Time):

Carnegie Learning, Inc.
Frick Building, 20th Floor
437 Grant Street
Pittsburgh, PA 15219
Attn: Chief Executive Officer
Facsimile: (412) 690-2444

with a copy (which shall not constitute notice) to:
McGuireWoods LLP
EQT plaza
625 Liberty Avenue, 23rd Floor
Pittsburgh, PA 15222
Attn: Scott E. Westwood
Facsimile: (412) 667-6050

10.3    Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, without the prior written consent of any other Person, Buyer may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations under this Agreement to one or more of its Affiliates (provided that any such assignment shall not relieve Buyer of any of its obligations hereunder); and (b) its rights and obligations under this Agreement to any subsequent purchaser of the Company or any of its divisions or any material portion of its assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).

10.4    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.5    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include masculine and feminine genders. The words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement. The terms “hereof,” “hereunder,” “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents shall be deemed to have been “made available” to Buyer if such documents (i) have been posted to the on-line data room hosted by the Company and located at https://carnegielearning.sharefile.com as of July 31, 2011 or (ii) with respect to the documents set forth on Schedule 10.5, have been sent to Buyer's counsel by email prior to the date hereof.

10.6    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.7    Entire Agreement. The Schedules identified in this Agreement are incorporated herein by reference. This Agreement and the documents referred to herein contain the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including the Letter of Intent.

10.8    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10.9    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement (including with respect to an obligation to mitigate damages, if any, and nothing contained in this Agreement shall constitute a waiver or limitation of any such obligation) shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the

State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.10    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

10.11    CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

10.12    WAIVER OF TRIAL BY JURY.

EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.13    Electronic Delivery. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto or thereto. No party hereto or to any such contract shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract and each such party forever waives any such defense.

10.14    Appointment of Stockholder Representative.

(a)In order to, among other things, administer efficiently the determination and payment of the Merger Consideration and the defense and/or settlement of any claims for Losses for which the Stockholders and the Optionholders may be required to indemnify Buyer and its Affiliates pursuant to Sections 8.2 and 8.3 hereof, the Stockholders and the Optionholders, by their adoption and approval of this Agreement, as well as, in certain cases, through separate instruments, irrevocably appoint the Representative as their agent, attorney in fact and representative (with full power of substitution in the premises), and, by its execution hereof, the Representative hereby accepts such appointment.

(b)The Representative is hereby authorized (i) to take all action necessary in connection with the acceptance, rejection, determination and payment of the Merger Consideration and the defense and/or settlement of any claims for Losses (including the power to compromise any indemnity claim on behalf of the Stockholders and the Optionholders and to transact matters of litigation) for which the Stockholders and the Optionholders may be required to indemnify Buyer and its Affiliates pursuant to Sections 8.2 and 8.3 hereof, (ii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement and the other agreements contemplated hereby to which all of the Stockholders and Optionholders are subject, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(A)to execute and deliver the Escrow Agreement and any amendments thereto as the representative of the Stockholders and the Optionholders; to execute any instructions or directions to the Escrow Agent with respect to disbursements or other matters thereunder; and to take such further actions under the Escrow Agreement as the Representative deems to be necessary or appropriate;

(B)to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, whether prior to, at or after the Closing;

(C)to execute and deliver all amendments and waivers to this Agreement that the Representative deems necessary or appropriate, whether prior to, at or after the Closing; provided that any such amendment, if material to the rights and obligations of such Stockholders or Optionholders in the reasonable judgment of the Representative, shall be taken in the same manner with respect to all such Stockholders and Optionholders, unless otherwise agreed by each such Stockholder or Optionholder who is subject to any disparate treatment of a potentially adverse nature;

(D)to receive funds, make payments of funds, and give receipts for funds;

(E)to receive funds for the payment of expenses of the

Stockholders and the Optionholders, to deposit such funds in such accounts as the Representative deems appropriate and apply or reserve such funds in payment for such expenses, including holding the Representative Administrative Amount.

(F)to do or refrain from doing any further act or deed on behalf of the Stockholders and the Optionholders that the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Stockholders and the Optionholders could do if personally present; and

(G)to receive service of process in connection with any claims under this Agreement.

(c)In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Stockholders and the Optionholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (on an as-converted, as exercised basis), shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement.

(d)All decisions and actions by the Representative, including the defense or settlement of any claims for Losses for which the Stockholders and Optionholders may be required to indemnify Buyer and its Affiliates pursuant to Sections 8.2 and 8.3 hereof, shall be binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder shall have the right to object, dissent, protest or otherwise contest the same.

(e)Buyer shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination and payment of the Closing Consideration and the Final Consideration, amounts to be paid from the Escrow Amount and the settlement of any claims for Losses for which the Stockholders and Optionholders may be required to indemnify Buyer and its Affiliates pursuant to Sections 8.2 and 8.3 hereof and any other actions required to be taken by the Representative hereunder, and no party hereunder or Stockholder or Optionholder shall have any cause of action against Buyer or Merger Sub for any action taken by Buyer or Merger Sub in reliance upon the instructions or decisions of the Representative.

(f)All actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder shall have any cause of action against the Representative for any action taken or not taken, decision made or instruction given by the Representative under this Agreement, except for fraud, gross negligence or willful misconduct by the Representative.

(g)The provisions of this Section 10.14 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder or Optionholder may have in connection with the transactions contemplated by this Agreement.

(h)The provisions of this Section 10.14 shall be binding upon the heirs, legal representatives, successors and assigns of each Stockholder and Optionholder, and any references in this Agreement to a Stockholder or an Optionholder or the Stockholders or Optionholders shall mean and include the successors to the rights of the Stockholders and Optionholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(i)All reasonable fees and expenses incurred by the Representative in connection with this Agreement shall be paid by the Stockholders and Optionholders on a pro‑rata basis based on their respective Common Percentages. Representative shall first pay any such fees and expenses from the Representative Administrative Amount. The amount of the Representative Administrative Amount or other amounts (if any) held by the Representative after the final resolution of all Claims asserted hereunder, shall be distributed by the Representative to the Stockholders and Optionholders in accordance with their respective Common Percentages; provided that the portion of any such distribution allocable to the Optionholders shall be remitted by the Representative to the Surviving Corporation and shall be made by the Surviving Corporation to each of the Optionholders through the Surviving Corporation's payroll system in accordance with the Surviving Corporation's regular payroll practices then in effect. For the avoidance of doubt, under no circumstances shall the Representative Administrative Amount be deemed to comprise part of the Escrow Amount.

(j)The Representative shall be indemnified by the Indemnifying Equityholders for, and shall be held harmless against, any loss, liability or expense incurred by the Representative or any of its Affiliates and any of their respective directors, officers, employees, agents, stockholders, members, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Representative's conduct as Representative (collectively, the “Representative Parties”), other than losses, liabilities or expenses resulting from the Representative's gross negligence or willful misconduct in connection with its performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement and the Escrow Agreement. The Indemnifying Equityholders agree that the Representative may, in all questions arising under this Agreement and the other Transaction Documents, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Representative in accordance with such advice of counsel, the Representative shall not be liable to the Indemnifying Equityholders. The Indemnifying Equityholders, by approval of this Agreement, agree that in no event shall the Representative Parties be liable under this Agreement and the other Transaction Documents to the Indemnifying Equityholders for (i) any indirect, punitive, special or consequential damages or (ii) any amounts other than those that are satisfied out of the Escrow Fund. Nothing in this Section 10.14(j) shall in any way terminate, amend, modify, alter, limit or otherwise affect the obligations of the Indemnifying Equityholders under any provision of this Agreement or any of the other Transaction Documents to any Person other than the Indemnifying Equityholders' obligations to the Representative Parties relating to the Representative's conduct as Representative.

* * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
COMPANY:

CARNEGIE LEARNING, INC.

By: /s/ Dennis Ciccone
Name: Dennis Ciccone
Its:     Chief Executive Officer

BUYER:

APOLLO GROUP, INC.

By: /s/ Joseph L. D'Amico
Name: Joseph L. D'Amico
Its:    President & Chief Operating Officer

MERGER SUB:

BHCL ACQUISITION CO.

By: /s/ Joseph L. D'Amico
Name: Joseph L. D'Amico
Its: Vice President & Asst. Secretary

REPRESENTATIVE:

CLI SHAREHOLDER
REPRESENTATIVE, LLC

By: /s/ J.A. Katarincic, Jr.
Name: J. A. Katarincic, Jr.
Its:    Manager

[Signature Page to Agreement and Plan of Merger]

** Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.